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                                                                    EXHIBIT 10.3

DATED                                                                       2006

(1)  DGMS BLACKBURN HOLDINGS LIMITED

(2)  EDC UK HOLDINGS LIMITED

(3)  ENTERTAINMENT DISTRIBUTION COMPANY, LLC

(4)  GLENAYRE ELECTRONICS, INC.

(5)  RANK LEISURE HOLDINGS LIMITED

DEED

FOR THE SALE AND PURCHASE OF THE ENTIRE
ISSUED SHARE CAPITAL OF DELUXE GLOBAL
MEDIA SERVICES BLACKBURN LIMITED

REF: PMT/1017497

                             (RICHARDS BUTLER LOGO)

     Richards Butler LLP Beaufort House 15 St Botolph Street London EC3A 7EE telephone 020 7247 6555 facsimile 020 7247 5091 email law@richardsbutler.com web site www.richardsbutler.com

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CONTENTS

CLAUSE

1  INTERPRETATION.........................................................     1
2  SALE OF THE SHARES.....................................................     9
3  CONSIDERATION..........................................................     9
4  COMPLETION.............................................................    10
5  CONSIDERATION ADJUSTMENT...............................................    12
6  POST-COMPLETION OBLIGATIONS............................................    15
7  GUARANTEES AND INDEBTEDNESS............................................    20
8  SELLER'S AND RANK'S WARRANTIES.........................................    22
9  BUYER'S, EDC'S AND GUARANTOR'S WARRANTIES..............................    25
10 COMPETITION............................................................    26
11 INSURANCE..............................................................    26
12 RESCISSION.............................................................    27
13 GUARANTEES.............................................................    27
14 NOTICES................................................................    32
15 GENERAL................................................................    34

SCHEDULE

SCHEDULE 1................................................................    38
   THE COMPANY............................................................    38
SCHEDULE 2................................................................    39
   THE REAL PROPERTY......................................................    39
SCHEDULE 3................................................................    40
   SELLER'S OBLIGATIONS ON COMPLETION.....................................    40
SCHEDULE 4................................................................    43
   COMPLETION ACCOUNTS AND CONSIDERATION ADJUSTMENT.......................    43
SCHEDULE 5................................................................    50
   THE WARRANTIES.........................................................    50
   PART 1 - GENERAL.......................................................    50
   PART 3 - THE REAL PROPERTY.............................................    70
   PART 4 - TAX...........................................................    71
   PART 5 - ENVIRONMENTAL.................................................    80
   PART 6 - INTELLECTUAL PROPERTY.........................................    81
SCHEDULE 6................................................................    88
   LIMITATIONS AND EXCLUSIONS.............................................    88
SCHEDULE 7................................................................    94
   COMPETITION............................................................    94
   PART 1 - INTERPRETATION................................................    94


                                 CONTENTS PAGE 1

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
   PART 2 - RESTRICTIONS..................................................    94
   PART 3 - EXEMPTION.....................................................    97
SCHEDULE 8................................................................    98
   PRO FORMA COMPLETION ACCOUNTS..........................................    98
SCHEDULE 9................................................................   100
   SCHEDULE OF ESTIMATED AMOUNTS..........................................   100
SCHEDULE 10...............................................................   101
   GUARANTEES.............................................................   101

AGREED FORM DOCUMENTS

AUDITOR'S RESIGNATION

DIRECTORS' AND SECRETARY RESIGNATIONS

REAL PROPERTY DEEDS LIST

TAX COVENANT

UML DEED OF NOVATION

PRE-REGISTRATION POWER OF ATTORNEY

DEED OF RELEASE AND APPOINTMENT OF GUARANTOR

SANCTUARY LETTER

TRANSITIONAL SERVICES AGREEMENT

UNIVERSAL DEED OF RELEASE

MANAGEMENT ACCOUNTS

FORM 8832

PRO FORMA COMPLETION ACCOUNTS (AS SET OUT IN SCHEDULE 8)


                                 CONTENTS PAGE 2

DEED dated _____________ 2006

BETWEEN:

(1) DGMS BLACKBURN HOLDINGS LIMITED, a company registered in England under number 4459460 ('THE SELLER')

(2) EDC UK HOLDINGS LIMITED, a company registered in England under number 5751868 ('THE BUYER')

(3) ENTERTAINMENT DISTRIBUTION COMPANY, LLC, a Delaware limited liability company with Federal ID 20-2589606 ('EDC')

(4) GLENAYRE ELECTRONICS, INC., a Colorado corporation with Federal ID 84-0747942 ('THE GUARANTOR')

(5) RANK LEISURE HOLDINGS LIMITED, a company registered in England under number 1841255 ('RANK')

1    INTERPRETATION

1.1  In this Agreement -

     'THE ACCOUNTING DATE' means 31 December 2005;

     'THE ACCOUNTS' means the audited financial statements of the Company for the financial year ended on the Accounting Date (including the notes thereto);

     'AGREEMENT' means this Deed including each of the Schedules hereto;

     'BUSINESS DAY' means a day, except a Saturday or a Sunday, on which banks in the City of London are open for business generally (save in the case of clause 14 where it means a usual working day in the place of receipt of the relevant notice);

     'THE BUYER'S GROUP' means the Buyer and any other undertaking (which, after Completion, includes the Company) which at the relevant time is its subsidiary

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     undertaking or parent undertaking or a subsidiary undertaking of any such parent undertaking;

     'THE BUYER'S SOLICITORS' means Olswang, 90 High Holborn, London WC1V 6XX, England;

     'CASH' means all cash held by the Company including cash at bank and all petty cash;

     'COMPANIES ACT' means the Companies Act 1985;

     'THE COMPANY' means Deluxe Global Media Services Blackburn Limited, particulars of which are set out in Schedule 1;

     'COMPLETION' means the completion of the sale and purchase of the Share in accordance with the provisions of clause 4;

     'THE COMPLETION ACCOUNTS' means the balance sheet in the agreed form to be prepared under paragraph 2 of Schedule 4;

     'CONSIDERATION' has the meaning given in clause 3.1;

     'THE CONSIDERATION ADJUSTMENT STATEMENT' means a statement setting out -

     (A) each of the individual items comprising 'WORKING CAPITAL' and the aggregate amount of the Working Capital;

     (B)  the amount of the Third Party Financial Debt;

     (C)  the amounts of the Intra Group Payables and the Intra Group
          Receivables;

     (D)  the amount of Cash as at Completion; and

     (E) the amount of each of the adjustments to be made in accordance with paragraph 1 of Schedule 4;

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     'CORPORATE USAGE' has the meaning given in the Deluxe Trade Mark Licence;

     'THE DATA ROOM' means the on-line data room made available by the Seller to the Buyer containing information relating to the Company;

     'THE DELUXE GROUP' means the Seller, Deluxe Media Services Limited, Deluxe Media Services LLC, Deluxe Global Media Services LLC, Deluxe Media Services SA (France), Deluxe Media Services Benelux BV, Deluxe Media Services Italia s.r.l., Deluxe Media Services Scandinavia AB, Deluxe Media Services SLU, and Deluxe Media Services SA (Portugal);

     'THE DELUXE TRADE MARK LICENCE' means the trade mark licence dated 27th January 2006 between Deluxe Laboratories, Inc., Deluxe Entertainment Services, Inc., Deluxe Digital Media Management, Inc., Deluxe Laboratories Limited, Deluxe UK Holdings Limited (as licensors) and Deluxe Media Services LLC, Deluxe Media Services Limited and Rank (as licensees);

     'THE DISCLOSURE LETTER' means a disclosure letter of the same date as this Agreement addressed by the Seller to the Buyer disclosing, subject at all times to the principles of disclosure set out in clause 8.2, inter alia, an agreed bundle of copies of all documents in the Data Room;

     'ENCUMBRANCE' means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption or other third party right, interest or claim of any kind, or any other encumbrance or security interest of any kind (including, without limitation, any liability imposed or right conferred by or under any legislation) or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement or inter-company arrangements) having similar effect;

     'ENVIRONMENT' means living organisms including the ecological systems of which they form part and the following media (alone or in combination): air (including that within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

     'ENVIRONMENTAL LAW' means all laws (including common law) of any relevant jurisdiction (including the laws of the European Community) which have as a purpose or effect the protection of, and/or prevention of harm or damage to the Environment, but excluding for the avoidance of doubt laws relating to worker or public health and safety and laws relating to town and country planning or heritage controls, and all bye-laws, codes, regulations, judgements, notices or demands issued, promulgated or approved thereunder or in connection therewith prior to or at the date of this Agreement which have the force of law;

     'GUARANTORS' means the Guarantor, Rank and EDC;

     'INITIAL CONSIDERATION' means the sum of L1,908,088 (one million nine hundred and eight thousand and eighty-eight pounds);

     'INTRA GROUP PAYABLES' means all amounts, including debt, owing by the Company to the Seller's Group as at the date of Completion but excluding any amount paid by the Company under clause 4.2 and calculated using the bases, policies and methodologies referred to in paragraph 3 of Schedule 4;

     'INTRA GROUP RECEIVABLES' means all amounts, including debt, owing by the Seller's Group to the Company as at the date of Completion and calculated using the bases, policies and methodologies referred to in paragraph 3 of
     Schedule 4;

     'LICENSOR' has the meaning given in the Deluxe Trade Mark Licence;

     'LOSSES' means in relation to any matter, all liabilities, losses, claims, costs and expenses relating to that matter;

     'MANAGEMENT ACCOUNTS' means the Company's management accounts for the period from 1 January 2006 to 30 June 2006 (P6 2006) in the agreed form;

     'MATERIAL CONTRACT' means (a) an outstanding contract or pricing agreement (whether in writing or otherwise) entered into by the Company pursuant to which the Company is reasonably likely to have to pay in excess of L50,000 (excluding VAT) to a supplier in the course of the next 6 months or is reasonably likely to receive in excess of L50,000
     (excluding VAT) from a customer in the course of the next 6 months or (b) an outstanding contract entered into by the Company or a member of the Seller's Group for the licensing of the use of computer software or intellectual property rights by the Company;

     'POUNDS' or 'L' means pounds sterling;

     'PRODUCTS' has the meaning given in the Deluxe Trade Mark Licence;

     'THE PROPERTY AND ENVIRONMENTAL REPORTS' means the 2006 update of the project anchor environmental due diligence report prepared by Atkins Limited and dated 25th May 2006, a survey report prepared by Scott Associates and dated 23rd May 2006 and a budget costing for current dilapidations liability prepared by Scott Associates and dated 13th June 2006 in each case relating to the Real Property;

     'THE REAL PROPERTY' means each of the properties separately described in
     Schedule 2;

     'THE SANCTUARY DEBTS' has the meaning given in clause 5.5;

     'THE SANCTUARY LETTER' means the letter from Sanctuary Records Group Limited in the agreed form;

     'THE SELLER'S GROUP' means the Seller and any other entity, except the Company, which at the relevant time is its subsidiary undertaking or parent undertaking or a subsidiary undertaking of any such parent undertaking;

     'THE SELLER'S SOLICITORS' means Richards Butler, Beaufort House, 15 St Botolph Street, London EC3A 7EE, England;

     'THE SHARES' means the 4,131,534 issued shares in the Company;

     'SUBSIDIARY UNDERTAKING' and 'PARENT UNDERTAKING' have the meanings given thereto by the Companies Act;

     'TAX COVENANT' means the tax covenant between the Buyer, the Seller, Rank and EDC in the agreed form (the provisions of which shall, inter alia, apply to limit or exclude the Seller's liability under the Tax Warranties);

     'TAX WARRANTIES' means the warranties of the Seller relating to Tax given under clause 8.1 which are contained in Part 4 of Schedule 5;

     'TAX' has the meaning given in the Tax Covenant;

     'THIRD PARTY FINANCIAL DEBT' means all indebtedness of the Company in the nature of borrowings, hire purchase and finance (but not operating) lease obligations owing by the Company to persons other than members of the Seller's Group but excluding any indebtedness or any other liability included in the Working Capital;

     'THE TSA' means the transitional services agreement between the Company, the Seller, EDC and Rank in the agreed form;

     'THE WARRANTIES' means the warranties given by the Seller under clause 8.1 which are contained in Schedule 5;

     'WARRANTY CLAIM' means a claim for any breach of any of the Warranties; and

     'THE WORKING CAPITAL' means the aggregate of the amounts determined by reference to the items listed in column (2) of Schedule 8 which are set opposite a 'Yes' in column (3) of Schedule 8 to be calculated in accordance with the bases, policies and methodologies referred to in paragraph 3 of
     Schedule 4 and adjusted to exclude all Intra Group Payables, Intra Group Receivables, Third Party Financial Debt and liability for corporation tax.

1.2  In this Agreement -

     (A) a reference to a statute or statutory provision is a reference to that statute or provision as amended, re-enacted, replaced or modified at the relevant time on or prior to the date of this Agreement;

     (B) a reference to a document 'IN THE AGREED FORM' is a reference to the form of that document signed or initialled for identification purposes by or on behalf of the parties to this Agreement;

     (C) where any statement is qualified by the expression 'so far as the Seller is aware' or 'to the best of the Seller's knowledge and belief', or any similar or cognate expression, that statement shall be construed as a reference only to the state of the actual knowledge at the date of this Agreement of the following individuals having given the matter careful consideration:

          (I)  except in respect of the Warranties in Parts 2 (Pensions) and 4
               (Tax) of Schedule 5: Hamish Platt, Derek Johnson, Philip Whitchelo, Andrew Dixon, Greg van Howe, Larry Lawton, Andrew Lloyd Jones and Ian Clark;

          (II) in respect of the Warranties in Part 2 (Pensions) of Schedule 5:
               David Brennan; and

          (III) in respect of the Warranties in Part 4 (Tax) of Schedule 5:
               Clare Marku;

     (D) a reference to 'WRITING', or any cognate expression, is a reference to any mode of representing or reproducing words in a visible, non-transitory form (including fax but excluding email);

     (E) a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement; a reference to a paragraph (unless otherwise stated) is a reference to a paragraph of the Schedule in which the reference appears; and a reference to this Agreement includes a reference to each Schedule;

     (F) a reference to any English legal or accounting term, process, concept, matter or thing ('ENGLISH LAW CONCEPT') shall, in respect of any jurisdiction other than England and Wales where there is a term, process, concept, matter or thing which reasonably corresponds in that jurisdiction to such English law concept, be deemed to include references to the term, process, concept, matter or thing which so reasonably corresponds to such English law concept in that jurisdiction;

     (G) any phrase introduced by the terms 'INCLUDING' or 'IN PARTICULAR', or any cognate expression, shall be construed as illustrative and not limiting of any preceding words;

     (H) the eiusdem generis rule of construction shall not apply to this Agreement;

     (I) a reference to 'PARTY' or 'PARTIES' is a reference to a party or the parties to this Agreement; and

     (J) a reference to 'persons' includes individuals, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

1.3 The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4 Each of the Schedules forms part of this Agreement and has effect as if set out in this Agreement and a reference to this Agreement includes a reference to all of the Schedules.

2    SALE OF THE SHARES

2.1 At Completion the Seller shall sell, and the Buyer shall buy, the Shares free from all Encumbrances, subject to the terms and conditions of this Agreement. The Shares shall be sold with all rights attaching to them at Completion, or subsequently, including the rights to receive all dividends and other distributions declared, paid or made at or after Completion.

2.2 The Seller covenants that it has the right to sell the Shares on the terms of this Agreement.

3    CONSIDERATION

3.1 The total consideration for the sale of the Shares shall be a sum equal to the Initial Consideration adjusted in accordance with the provisions of
     Schedule 4 (the 'CONSIDERATION') provided always that, and notwithstanding any other provision of this Agreement or the Tax Covenant to the contrary -

     (A) no account shall be taken in the Completion Accounts or the Consideration Adjustment Statement (including the calculation of any item included in the Consideration Adjustment Statement) of any liability of any nature of the Company to the extent that such liability has been the subject of any payment from the Seller to the Buyer under the Tax Covenant or the Warranties or otherwise under this Agreement; and

     (B) the Buyer shall have no claim against the Seller under the Tax Covenant or the Warranties or otherwise under this Agreement in respect of any liability of any nature of the Company to the extent that such liability has been taken into account in the Consideration, the Completion Accounts or the Consideration Adjustment Statement (including the calculation of any item included in the Consideration Adjustment Statement).

3.2 Any payment made by the Seller under this Agreement (including under the Warranties or Schedule 4) or the Tax Covenant shall be treated as a reduction in the consideration for the Shares.

4    COMPLETION

4.1 The sale and purchase of the Shares shall be completed at the offices of the Seller's Solicitors at 9a.m. London time on the date of this Agreement.

4.2 The Seller shall on Completion do, or procure to be done, the things specified in Schedule 3 (in so far as they have not already been done) and shall pay (on behalf of the relevant member of the Seller's Group) to the Company L80,179 (eighty thousand one hundred and seventy-nine pounds) on account of the repayment of the Intra Group Receivables. In addition the Seller shall procure that the Company repays to the Seller's Group such amount of debt as is required to procure that the cleared cash balances in the Company's bank accounts as at Completion do not in aggregate exceed L500,000 (five hundred thousand pounds).

4.3  The Buyer shall on Completion -

     (A) pay to the Seller by transfer to the Seller's Solicitors' bank account at Barclays Bank PLC, 1 Churchill Place, London E14 5HP (sort code 20 00 00, account number 40743771) the Initial Consideration on account of the Consideration;

     (B) pay (on behalf of the Company) to the Seller (as agent for the relevant members of the Seller's Group) by transfer to the Seller's Solicitors' bank account referred to in clause 4.3(a) L888,996 (eight hundred and eighty-eight thousand nine hundred and ninety-six pounds) on account of the repayment of the Intra Group Payables;

     (C) deliver to the Seller a counterpart Disclosure Letter duly signed by way of acknowledgement of receipt by the Buyer;

     (D) deliver to the Seller a counterpart of the TSA duly executed by EDC and the Company;

     (E) deliver to the Seller a counterpart UML Deed of Novation, in the agreed form duly executed as a deed by all parties thereto other than Deluxe Media Service, LLC;

     (F) if the document has been approved by the landlord of Buildings E, EZ, F and FZ by Completion, deliver to the Seller a counterpart Deed of Release and Appointment of Guarantor in the agreed form duly executed by EDC as a deed;

     (G) deliver to the Seller the Tax Covenant duly executed by the Buyer and EDC as a deed;

     (H) deliver to the Seller a certified copy of any power of attorney under which this Agreement or any agreement required to be executed pursuant to this Agreement has been executed by any member of the Buyer's Group;

     (I) deliver to the Seller a certified copy of the minutes of a meeting of the directors of the Buyer resolving that the Buyer should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of the Buyer;

     (J) deliver to the Seller a certified copy officer's certificate in respect of the board resolutions passed by the directors/officers of EDC resolving that EDC should enter into this Agreement, and in particular give the guarantee in clause 13.3, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of EDC;

     (K) deliver to the Seller a certified copy officer's certificate in respect of the board resolutions passed by the directors/officers of the Guarantor resolving that the Guarantor should enter into this Agreement, and in particular give the guarantee in clause 13.1, and authorising the execution of this Agreement by each person signing on behalf of the Guarantor; and

     (L) deliver to the Seller a duly executed copy of the Form 8832 in the agreed form.

4.4 The parties agree that the payments to be made under clauses 4.2, 4.3(a) and 4.3(b) may be set off against each other.

4.5 The Seller hereby confirms that the Company has made or will make a "check the box" election under United States Treasury Regulations Section 307.7701-3 to be treated as a disregarded entity for United States income tax purposes effective before Completion, that the election will be filed on United States Form 8832 within 15 Business Days of Completion and a copy of such form will be provided to the Buyer within 2 Business Days of being so filed. The Buyer and EDC hereby agree to the making of such election and shall use all reasonable endeavours to effect the same and undertake not to make an election under section 338 of the Internal Revenue code of 1986, as amended.

5    CONSIDERATION ADJUSTMENT

5.1 The Buyer and the Seller shall take the steps set out in, and comply with the provisions of, Schedule 4.

5.2 On the third Business Day after the date on which the Completion Accounts and the Consideration Adjustment Statement have been finally agreed or determined in accordance with Schedule 4, either -

     (A) the Buyer shall pay to the Seller in cash by transfer to such bank account as may be specified by the Seller for the purpose the amount (if any) by which the Consideration exceeds the Initial Consideration; or

     (B) the Seller shall pay to the Buyer in cash by transfer to such bank account as may be specified by the Buyer for the purpose the amount (if any) by which the Consideration falls short of the Initial Consideration, subject in each case to a maximum amount of L20,000,000.

5.3 On the third Business Day after the date on which the Completion Accounts and the Consideration Adjustment have been finally agreed or determined in accordance with Schedule 4, either -

     (A) the Buyer shall pay (on behalf of the Company) to the Seller (as agent for the relevant members of the Seller's Group) in cash by transfer to such bank account as may be specified by the Seller for the purpose the amount (if any) -

          (I) by which the Intra Group Payables exceed the sum of L888,996; and

          (II) by which the Intra Group Receivables fall short of the sum of L80,179; and

     (B) the Seller shall pay (on behalf of the relevant members of the Seller's Group) to the Buyer (as agent for the Company) in cash by transfer to such bank account as may be specified by the Buyer for the purpose the amount (if any) -

          (I) by which the Intra Group Payables fall short of the sum of L888,996; and

          (II) by which the Intra Group Receivables exceed the sum of L80,179.

5.4 The parties agree that the payments to be made under clauses 5.2 and 5.3 may be set-off against each other. The Buyer agrees (as agent for the Company) and the Seller agrees (as agent for the relevant members of the Seller's Group) that the payments to be made under clauses 4.2, 4.3(b) and
     5.3 shall, subject to adjustment in accordance with Schedule 4, constitute a full and sufficient discharge of all amounts owing by the

     Company to the Seller's Group and all amounts owing by the Seller's Group to the Company as at the date of Completion.

5.5 To the extent that there any trade debts due from Sanctuary Records Group Limited ('SANCTUARY') to the Company as included in the Completion Accounts ('THE SANCTUARY DEBTS'), the Seller shall, subject to the terms of clauses
     5.5 to 5.8 (inclusive), pay to the Buyer a sum equal to 50 per cent. of the total aggregate amount of the Sanctuary Debts ('THE MAXIMUM AMOUNT') which remain unpaid as at the date falling 120 days from the date of this Agreement ('THE LONG STOP DATE') less any amounts received from Sanctuary during such period (which payments (if any) from Sanctuary shall, for the avoidance of doubt, reduce any amount due by the Seller pursuant to this clause 5.5 first such that should the Company receive payment from Sanctuary of a sum equal to the Maximum Amount prior to the Long Stop Date no payment shall be due from the Seller to the Buyer pursuant to this clause 5.5), such sum to be paid by the Seller to the Buyer within 2 Business Days of receipt of written notice (including reasonable evidence confirming the amount demanded from the Seller in accordance with this clause) given on or after the Long Stop Date from the Buyer setting out:
     (i) the outstanding amount due to the Company in respect of the Sanctuary Debts at the Long Stop Date; and (ii) the amount due from the Seller to the Buyer in accordance with this clause.

5.6 The Buyer shall procure that the Company shall from Completion use all reasonable commercial endeavours applying good commercial credit control practices (including exercising all rights of set-off) to collect the Sanctuary Debts as soon as reasonably practicable and shall provide the Seller with written notice on the first day of each calendar month following Completion of the amount of any payments made by Sanctuary in respect of the Sanctuary Debts until such debts have been paid in full.

5.7 In the event that the Seller is required to make a payment to the Buyer pursuant to clause 5.5 ('THE SANCTUARY PAYMENT') and Sanctuary at any time in the future pays (whether in one or more instalments) any amounts to the Company the Buyer shall repay to the Seller a sum equal to such amount within 10 Business Days of receipt of the same and shall continue to make such repayments following receipt of any sums from Sanctuary up to an amount equal to the Sanctuary Payment provided that no sums received from Sanctuary after the commencement of any procedure or arrangement which results in any composition or compromise with creditors (but not a composition or compromise solely with the Company or initiated whether directly or indirectly by the Buyer's Group) whether pursuant to a creditors voluntary arrangement or scheme of arrangement or otherwise (but excluding any dividend or distribution paid to creditors which shall for the avoidance of doubt be treated as received by the Company in accordance with this clause 5) shall be treated for the purposes of this clause 5.7 as having been received from Sanctuary.

5.8 The Buyer shall not and shall procure that the Buyer's Group shall not, without the prior written consent of the Seller, vary the terms of any contract pursuant to which the Sanctuary Debts are due to the Company in a manner which deprives the Company of a right under the same to collect the Sanctuary Debts or any of them or waive, compromise or prejudice any of such rights.

6    POST-COMPLETION OBLIGATIONS

6.1 Rank hereby grants to the Buyer as agent for the Company a non-exclusive, non-transferable, royalty-free sub-licence under Licensors' rights in the 'Deluxe' name in England -

     (A) during the period of 4 months after Completion for the Company to use the 'Deluxe' name in connection with carrying on of its business as carried on immediately prior to Completion (the 'Business') as follows
          -

          (I) applying the 'Deluxe' name to products manufactured and/or services offered by or on behalf of the Company in the Business and disposing of such products or services;

          (II) using the 'Deluxe' name in advertisements, promotional materials, web sites, and other materials published by or on behalf of the Company in the Business;

          (III) using the 'Deluxe' name for Corporate Usage; and

     (B) to continue to use the 'Deluxe' name to the extent reasonably necessary for the sale or distribution of Products that were manufactured or printed by or on behalf of the Company prior to the expiry of 4 months from Completion;

     in each case solely in connection with the carrying on of the Business by or on behalf of the Company and in the same manner and to the same extent that the 'Deluxe' name was used in the Business in the 12 months prior to Completion.

6.2 On expiration of the sub-licence granted in clause 6.1, the Company shall immediately -

     (A)  cease use of the 'Deluxe' name; and

     (B) destroy all products, stationery, advertising and other materials under its control that bear the 'Deluxe' name and certify in writing to Rank that this has been done except in so far as continued use is permitted under clause 6.1(b).

6.3 The Buyer acknowledges (as agent for the Company) and agrees to procure that the Company's use of the 'Deluxe' name pursuant to the sub-licence in clause 6.1 is subject to the terms and conditions of the Deluxe Trade Mark Licence and the Buyer agrees to procure that any use made by the Company of the 'Deluxe' name after Completion shall not be inconsistent with the terms and conditions of the licence granted to Rank pursuant to the Deluxe Trade Mark Licence.

6.4 The Buyer shall procure that neither the Company nor any member of the Buyer's Group shall cause Rank or any member of the Seller's Group to be in breach or in contravention of any provision of the Deluxe Trade Mark Licence.

6.5 The Buyer acknowledges for itself and as agent for the Company and the members of the Buyer's Group that neither it nor any of such other companies shall acquire any right, title or interest in or to the 'Deluxe' name, or the goodwill attached to it, by virtue of this Agreement or its use of the 'Deluxe' name other than the rights specifically granted to it under clause 6.1.

6.6 The Buyer for itself and as agent for the Company and the members of the Buyer's Group agrees with Rank (for itself and as trustee for the benefit of the Licensors) that -

     (A) the Licensors shall retain sole and exclusive ownership of the 'Deluxe' name, and all goodwill and rights related thereto;

     (B) all goodwill arising from use of the 'Deluxe' name by the Company at any time shall accrue and belong to the Licensors;

     (C) the Buyer shall procure that the Company, at the Licensors' request and cost, shall promptly execute all documents required by the Licensors to confirm the matters in clauses 6.6(a) and (b);

     (D) all use of the 'Deluxe' name by or on behalf of the Company shall be deemed to be use by the Licensors;

     (E) the Buyer agrees to procure that the Company shall, at the request and cost of the Licensors, cooperate with and assist the Licensors in any matter reasonably necessary for retaining or enforcing the Licensors' rights in the 'Deluxe' name;

     (F) The Buyer shall not and shall procure that the Company shall not assign, transfer or otherwise deal with all or any of its rights and/or obligations under clauses 6.1 to 6.6 to any person; and

     (G) the Buyer shall, and shall procure that the Company shall, cooperate with and assist Rank in relation to Rank's compliance with the provisions of the Deluxe Trade Mark Licence such cooperation and performance to be at Rank's expense save to the extent that any expense arises out of or in connection with any breach by the Company or the Buyer's Group of the provisions of clauses 6.1 to 6.6 (in which case such expense shall be for the account of the Buyer) and subject always to the provisions of the indemnity in clause 6.8.

6.7 The Buyer agrees that the provisions of clauses 6.1 to 6.6 shall apply for the benefit of Rank for itself and as trustee for the benefit of the Seller's Group.

6.8 The Buyer undertakes to Rank and the Seller for themselves and as trustees for the benefit of each member of the Seller's Group that it shall indemnify Rank and each member of the Seller's Group against all Losses which Rank or any member of the Seller's Group may reasonably incur as a result of any use by the Company or any member of the Buyer's Group of the name 'Deluxe' or any logo incorporating the 'Deluxe' name in breach of or inconsistent with this clause 6.

6.9 The Buyer undertakes to the Seller for itself and as trustee for the benefit of each member of the Seller's Group that it shall procure that -

     (A) the Company shall preserve until the seventh anniversary of Completion all books of account, employee records, financial records and records relating to Tax in each case which it is by law required to maintain and which are at Completion in its possession or under its control insofar as they record matters occurring on or before Completion;

     (B) until the seventh anniversary of Completion, the Seller and its agents and advisers shall be allowed to inspect and take copies of the books, records and documents referred to in clause 6.9(a) (but only in relation to matters recorded therein which occurred on or before Completion) during normal working hours upon the Seller giving reasonable notice of such requirement to the Company; and

     (C) the Company and its accounting team after Completion provide such information and assistance to the Seller and its agents and advisers as the Seller may reasonably require (in relation to specific enquiries only) to enable the Seller's Group to prepare interim and annual results, statutory accounts and returns and computations relating to Tax and to comply with any statutory or regulatory requirement and to respond to any enquiry from any authority or regulatory body.

6.10 The Seller undertakes to the Buyer for itself and as trustee for the benefit of the Company that it shall procure that -

     (A) the Seller's Group shall preserve until the seventh anniversary of Completion all books of account, employee records, financial records and records relating to Tax in each case which it or the Company is by law required to maintain and which are after Completion in its possession or under its control insofar as they record matters occurring on or before Completion;

     (B) until the seventh anniversary of Completion, the Company and its agents and advisers shall be allowed to inspect and take copies of the books, records and documents referred to in clause 6.10(a) (but only in relation to matters recorded therein which occurred on or before Completion) during normal working hours upon the Company giving reasonable notice of such requirement to the Seller; and

     (C) the Seller and the Seller's Group's accounting team after Completion provide such information and assistance to EDC on behalf of the Buyer's Group and its agents and advisers as EDC may reasonably require (in relation to specific enquiries only) to enable the Buyer's Group to prepare interim and annual results, statutory accounts and returns and computations relating to Tax and to comply with any statutory or regulatory requirement and to respond to any enquiry from any authority or regulatory body.

6.11 The Seller shall procure that the Company is released from the Seller's Group's bank account pooling arrangements with effect from Completion.

6.12 The Seller and Rank agree to use reasonable endeavours to procure that -

     (A) the existing terms and conditions under which: (i) employees of the Company are provided as at Completion with Company mobile phones pursuant to a central Seller's Group contract are maintained until the earlier of the date on which such phones are migrated to an agreement with a member of the Buyer's Group and one month from Completion; and
          (ii) any water, gas, electricity or other utilities are provided as at Completion to the Company pursuant to a central Seller's Group contract are maintained until 30 September 2006; and (iii) any PHI cover is provided as at Completion to the Company's employees pursuant to a central Seller's Group contract is maintained until the date falling two months after Completion; and

     (B) any services, facilities or equipment (other than the mobile phone, utility and PHI services mentioned above) provided to the Company at Completion by any third party pursuant to the terms of a contract between a member of the Seller's Group and a third party shall continue to be provided to the Company in the same manner and on the same terms for a period of 4 months after Completion subject to the relevant member of the Seller's Group or the third party (as applicable) being promptly (and in any event within two Business Days of receipt a relevant invoice) reimbursed by the Buyer's Group for actual costs incurred by it in providing such services, facilities or equipment.

6.13 The Seller undertakes that it will or will procure that the relevant member of the Seller's Group will, at the Buyer's request and cost, take all reasonable steps to enforce the terms of any confidentiality agreement entered into with any previous potential purchaser of the Company in the two years prior to the date of this Agreement in order to protect the goodwill of the Company.

7    GUARANTEES AND INDEBTEDNESS

7.1 The Seller and Rank jointly and severally undertake to the Buyer as trustee for the benefit of the Company that they shall use all reasonable endeavours to ensure that promptly after Completion the Company is released with effect from Completion from all subsisting guarantees, security interests and indemnities given by it in relation to the obligations of the Seller or any member of the Seller's Group and, pending that release, the Seller and Rank shall jointly and severally indemnify the Buyer as trustee for the benefit of the Company on demand against all Losses suffered by the Company arising under those guarantees, security interests and indemnities on or after Completion in relation to the obligations of the Seller's Group (excluding the Company).

7.2 The Buyer and EDC jointly and severally undertake to the Seller (for itself and as trustee for the members of the Seller's Group) that they shall use all reasonable endeavours to ensure that promptly after Completion the Seller's Group is released with effect from Completion from all subsisting guarantees, security interests and indemnities given by the Seller's Group in relation to the obligations of the Company and which are listed in
     Schedule 10 or of which the Buyer's Group becomes aware after Completion and, pending that release, the Buyer and EDC shall jointly and severally indemnify the Seller for itself and as trustee of the Seller's Group on demand against all Losses suffered by the Seller's Group arising under those guarantees, security interests and indemnities on or after Completion in relation to the obligations of the Company (provided always that for the purposes of this clause 7.2 the phrase "all reasonable endeavours" shall not oblige EDC or the Buyer to create any guarantee, security interest or indemnity that would create any additional balance sheet or off balance sheet liability for EDC or be treated as indebtedness or violate any covenant under the Buyer's Group's credit agreements existing at the date hereof).

7.3 Without prejudice to clause 7.2, the Seller has prior to the date of this Agreement applied to the landlord ('THE LANDLORD') of the lease under which the Company holds that part of the Real Property shortly known as Buildings E, EZ, F and FZ Philips Works for the release of Deluxe Media Service, LLC as, and for the substitution of EDC, as guarantor of the tenant covenants under such lease ('THE APPLICATION'). If the Application has not been granted by Completion EDC agrees promptly to satisfy the lawful and reasonable requirements of the Landlord and to use all reasonable endeavours to assist the Seller in connection with the Application including (without limitation) providing to the Seller all information, references and documents as shall be reasonably requested by the Landlord to support the Application, to the intent that EDC will use all reasonable endeavours to ensure that the Deed of Release and Appointment of Guarantor in the agreed form (subject to such amendments as the Landlord may reasonably require save that such amendments shall not be reasonable if they include any amendment to the terms of the lease) is completed as a soon as reasonably possible following Completion.

8    SELLER'S AND RANK'S WARRANTIES

8.1 The Seller warrants to the Buyer at the date of this Agreement in the terms contained in Schedule 5 subject to the matters disclosed in or by the Disclosure Letter and the provisions of this Agreement including in particular the provisions of Schedule 6 (and each of the parties acknowledges that the terms of those Schedules and this clause 8 are in the circumstances fair and reasonable) and provided always that (and notwithstanding any provision of this Agreement to the contrary) the Seller shall have no liability under the Warranties relating to or arising out of or in connection with (a) the state and/or condition of the Real Property, any liability to any landlord in respect of the same (including in respect of dilapidations or alterations) or any matter referred to in the Property and Environmental Reports or (b) without prejudice to (a), matters relating to the Environment and/or Environmental Law except under the Warranties contained in Part 5 of Schedule 5.

8.2 A matter shall be regarded as disclosed in or by the Disclosure Letter for the purposes of this clause 8 (and the Seller shall have no liability in respect of that matter under the Warranties) only to the extent that information about that matter is fairly disclosed in or by the Disclosure Letter in reasonably sufficient detail to identify the nature and scope of that matter.

8.3 Each of the Warranties is separate and is to be construed independently of the other Warranties.

8.4 No matter within the imputed or constructive knowledge of the Buyer on the date of this Agreement, but excluding all matters regarded as disclosed in accordance with clause 8.2, shall be regarded as qualifying the Warranties, so that neither the Buyer's right to make a Warranty Claim nor the quantum of any such claim made shall be affected by any such imputed or constructive knowledge. The Buyer and EDC warrant to the Seller that they are not at the date of this Agreement actually aware of any matter, other than all matters regarded as disclosed in accordance with clause 8.2, which would constitute a breach of any of the Warranties and which would entitle the Buyer to make a Warranty Claim. For the purposes of this clause 8.4 the actual knowledge of the Buyer and EDC shall be the actual knowledge of Clarke Bailey, Matthew Behrent and Roger Morgan.

8.5 The Buyer acknowledges and agrees that in entering into this Agreement it has relied only on the provisions of this Agreement, including, for the avoidance of doubt, the Warranties, and the Tax Covenant, and all other documents referred to therein, and that it shall have no right or remedy in respect of any representation, warranty, promise or assurance (made by any person whether or not a party to this Agreement) which is not included in this Agreement or the Tax Covenant other than a fraudulent representation, warranty, promise or assurance.

8.6 The Seller unconditionally and irrevocably waives any rights it may have against (and undertakes not to make any claims against or pursue any action to join in as third party or seek a contribution or indemnity from) the Company in connection with preparing the Disclosure Letter or agreeing any terms of this Agreement and save in the case of any dishonesty, fraud or deliberate concealment, the Seller unconditionally and irrevocably waives any rights it may have against (and undertakes not to make any claims against or pursue any action to join in as a third party or seek a contribution or indemnity from) any director or employee of the Company on whom the Seller has or may have relied, in connection with preparing the Disclosure Letter or agreeing to any terms of this Agreement. The Seller agrees that the benefit of this clause is held by the Company for itself and as trustee for the benefit of the Buyer's Group and any present or former employee, director, agent or officer of the Company.

8.7 The Buyer acknowledges and agrees that the only remedy available to it for breach of the Warranties (excluding the Tax Warranties in respect of which the provisions of the Tax Covenant shall apply), or for misrepresentation where the representation has become a Warranty, shall, subject to the provisions of Schedule 6, be damages.

8.8 The Buyer agrees that it has no rights against any member of the Seller's Group (other than the Seller and Rank under this Agreement or the Tax Covenant) or any present or former employee, director, agent or officer of the Company or of any member of the Seller's Group in connection with this Agreement, the Tax Covenant or their subject matter (and to the extent that the Buyer has any such rights, the Buyer hereby waives such rights) and the Buyer undertakes that it shall not make any claim against any member of the Seller's Group (other than the Seller or Rank under this Agreement or the Tax Covenant) or any present or former employee, director, agent or officer of the Company or of any member of the Seller's Group in connection with this Agreement, the Tax Covenant or their subject matter, provided that nothing in this clause shall operate to prevent the Buyer from enforcing rights or making a claim against any person to the extent that those rights are available or that claim arises in respect of that person's own fraud, dishonesty or wilful concealment. The Buyer agrees that the benefit of this clause is held by the Seller for itself and as trustee for the benefit of the Seller's Group and any present or former employee, director, agent or officer of the Company or of any member of the Seller's Group.

8.9  The Seller warrants to the Buyer as follows -

     (A) it has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to in this Agreement to which it is or has agreed to become a party ('the Seller Documents');

     (B) this Agreement constitutes and the Seller Documents will, when executed, constitute binding obligations of the Seller in accordance with their respective terms; and

     (C) it has obtained all necessary shareholder and board approvals (or foreign equivalents) in respect of this Agreement and the Seller Documents.

8.10 Rank warrants to the Buyer as follows -

     (A) it has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to in this Agreement to which it is or has agreed to become a party ('the Rank Documents');

     (B) this Agreement constitutes and the Rank Documents will, when executed, constitute binding obligations of Rank in accordance with their respective terms; and

     (C) it has obtained all necessary shareholder and board approvals (or foreign equivalents) in respect of this Agreement and the Rank Documents.

9    BUYER'S, EDC'S AND GUARANTOR'S WARRANTIES

9.1  Each of the Buyer and EDC warrants to the Seller as follows -

     (A) it has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to in this Agreement to which it is or has agreed to become a party ('the Buyer Documents');

     (B) this Agreement constitutes and the Buyer Documents will, when executed, constitute binding obligations of the Buyer and EDC, as applicable, in accordance with their respective terms;

     (C) it has obtained all necessary shareholder and board approvals (or foreign equivalents) in respect of this Agreement and the Buyer Documents; and

     (D) it is not aware of any matter which constitutes, or would constitute, a breach of the Warranties.

9.2  The Guarantor warrants to the Seller as follows -

     (A) it has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to in this Agreement to which it is or has agreed to become a party ('the Guarantor Documents');

     (B) this Agreement constitutes and the Guarantor Documents will, when executed, constitute binding obligations of the Guarantor in accordance with their respective terms; and

     (C) it has obtained all necessary shareholder and board approvals (or foreign equivalents) in respect of this Agreement and the Guarantor Documents.

10   COMPETITION

     In consideration of the purchase of the Share the Seller undertakes with the Buyer that it will, and will procure that every member at the relevant time of the Seller's Group will, comply with the provisions of Schedule 7.

11   INSURANCE

11.1 The Buyer acknowledges and agrees that the insurance broker services agreement and all insurance effected by the Seller's Group for the benefit of the Company will cease to have effect upon the Company ceasing to be a subsidiary undertaking of the Seller on Completion and accordingly that it is the responsibility of the Buyer to effect new insurance for the benefit of the Company with effect from that date.

11.2 In respect of any outstanding insurance claim notified under the insurances effected by the Seller's Group for the benefit of the Company by or on behalf of the Company prior to Completion or in respect of any occurrence prior to Completion required to be notified after Completion under such insurances, the Buyer shall procure that the Company shall deal exclusively with the Seller's Group's nominated insurance manager in respect of all matters relating to such claim or occurrence and the Seller shall procure that any amount received from the Seller's Group's insurers after Completion in respect of such claim or occurrence is paid promptly to the Company.

11.3 Nothing in this clause is intended to affect in any way or otherwise apply to insurances for the benefit of the Company effected by the landlord of any property occupied by the Company.

12   RESCISSION

     No party shall have any right whether before or after Completion to rescind or terminate this Agreement except where such right is available in respect of fraud.

13   GUARANTEES

13.1 The Guarantor irrevocably and unconditionally -

     (A) guarantees to the Seller to ensure the Buyer's full and prompt payment of the Initial Consideration within the time limit prescribed by this Agreement;

     (B) undertakes with the Seller that if the Buyer does not pay any such amount when due under or in connection with this Agreement, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

     (C) agrees to indemnify the Seller on demand against all Losses which the Seller may incur in enforcing any rights under this guarantee against the Guarantor.

13.2 Rank irrevocably and unconditionally -

     (A) guarantees to the Buyer and EDC the performance by the Seller of all the Seller's obligations under this Agreement within any time limit prescribed by this Agreement;

     (B) undertakes with the Buyer and EDC that whenever the Seller does not pay any amount or perform any obligation when due under or in connection with this Agreement, Rank shall immediately on demand pay that amount or perform or procure the performance of that obligation as if it were the principal obligor; and

     (C) agrees to indemnify the Buyer and EDC on demand against all Losses which the Buyer or EDC may incur in enforcing any rights under this guarantee against Rank.

13.3 EDC irrevocably and unconditionally -

     (A) guarantees to the Seller and Rank the performance by the Buyer of all the Buyer's obligations under this Agreement within any time limit prescribed by this Agreement;

     (B) undertakes with the Seller and Rank that whenever the Buyer does not pay any amount or perform any obligation when due under or in connection with this Agreement, EDC shall immediately on demand pay that amount or perform or procure the performance of that obligation as if it were the principal obligor; and

     (C) agrees to indemnify the Seller and Rank on demand against all Losses which the Seller or Rank may incur in enforcing any rights under this guarantee against the EDC.

13.4 The liability of the Guarantors under clauses 13.1 and 13.2 shall not be released or diminished in whole or in part by anything which, but for this provision, might operate to affect their liability, including without limitation -

     (A)  any variation of the terms of this Agreement;

     (B) any forbearance or neglect or delay in seeking the performance of any obligations under this Agreement or any granting of time for the performance of those obligations or any other arrangements between the Buyer and the Seller or any other person; or

     (C) any unenforceability or invalidity of any obligation of the Seller or the Buyer, so that this clause shall be construed as if there were no such unenforceability or invalidity.

13.5 So long as the Seller remains under any actual or contingent obligation under this Agreement, Rank shall not exercise any rights which it may at any time have by reason of the performance of its obligations under this clause to be indemnified by the Seller, to claim a contribution from another surety of the Seller's obligations or to take the benefit (by way of subrogation or otherwise) of any of the Seller's rights under this Agreement.

13.6 Rank will not hold any security from the Seller in respect of the guarantee in clause 13.2, and any such security which is held in breach of this clause shall be held by Rank on trust for the Buyer.

13.7 So long as the Buyer remains under any actual or contingent obligation under this Agreement to pay any amount referred to in clause 13.1(a), the Guarantor shall not exercise any rights which it may at any time have by reason of the performance of its obligations under this clause 13 to be indemnified by the Buyer, to claim a contribution from another surety of the Buyer's obligations or to take the benefit (by way of subrogation or otherwise) of any of the Buyer's rights under this Agreement.

13.8 The Guarantor will not hold any security from the Buyer in respect of the guarantee in clause 13.1, and any such security which is held in breach of this clause shall be held by the Guarantor on trust for the Seller.

13.9 So long as the Buyer remains under any actual or contingent obligation under this Agreement, EDC shall not exercise any rights which it may at any time have by reason of the performance of its obligations under this clause to be indemnified by the Buyer, to claim a contribution from another surety of the Buyer's obligations or to take the benefit (by way of subrogation or otherwise) of any of the Buyer's rights under this Agreement.

13.10 EDC will not hold any security from the Buyer in respect of the guarantee in clause 13.3, and any such security which is held in breach of this clause shall be held by EDC on trust for the Seller and Rank.

13.11 Rank warrants and represents to the Buyer and the Guarantor warrants and represents to the Seller and EDC warrants and represents to the Seller that it is not engaged in any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process as claimant or defendant, which might have an effect upon its capacity to perform its obligations under this Agreement and no such dispute resolution process has been threatened against it.

13.12 Rank further warrants and represents to the Buyer and the Guarantor warrants and represents to the Seller and EDC warrants and represents to the Seller that the entering into and performance by Rank or the Guarantor or EDC (as the case may be) of its obligations under this Agreement -

     (A) will not result in a breach of any provision of its memorandum or articles of association (or foreign equivalent);

     (B) will not result in a breach of, or constitute a default under, any agreement under which it enjoys rights or by which it is bound;

     (C) will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which it is party or by which it is bound; and

     (D) does not require the consent of any third party which consent has not been obtained.

13.13 The guarantees contained in clauses 13.1, 13.2 and 13.3 are continuing guarantees and shall remain in force until -

     (A) in the case of the guarantee set out in clause 13.1, the amounts referred to in clause 13.1 have been paid in full to the Seller regardless of any intermediate payment or discharge in whole or in part;

     (B) in the case of the guarantee set out in clause 13.2, the expiry of the time limit in paragraph 3(a) of Schedule 6 (or, in respect of the Seller's obligations under any Claim (as defined in Schedule 6) which has been notified to the Seller in accordance with Schedule 6 and which remains outstanding at the expiry of such time limit, the settlement of such obligations); and

     (C) in the case of the guarantee set out in clause 13.3, the expiry of the time limit in paragraph 3(a) of Schedule 6 (or, if later, the settlement of the Buyer's obligations under any claim against it under this Agreement which has been notified to it without any unreasonable delay and which remains outstanding at the expiry of such time limit).

13.14 If any monies paid to the Buyer by the Seller, or to the Seller by the Buyer, or to Rank by the Buyer under this Agreement have to be repaid by either the Buyer, the Seller or Rank by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation (including any foreign equivalents) for the time being in force or on any other ground, the liability of each of the Guarantor, Rank and EDC shall be computed as if those monies had never been paid to the Buyer, the Seller or Rank at all.

13.15 The Guarantors waive any right they may have of first requiring the Seller (in the case of the Guarantor and EDC) or the Buyer (in the case of Rank) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantors under this clause 13.

13.16 Until all amounts which may be or become payable by the Buyer, the Guarantor or EDC under or in connection with this Agreement have been irrevocably paid in full, the Seller may -

     (A) refrain from applying or enforcing any other moneys, security or rights held or received by the Seller in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and neither the Guarantor or EDC shall be entitled to the benefit of the same; and

     (B) hold in an interest-bearing suspense account any moneys received from the Guarantor or EDC or on account of the Guarantor's or EDC's liability under this clause.

13.17 Until all amounts which may be or become payable by the Seller or Rank under or in connection with this Agreement have been irrevocably paid in full, the Buyer may -

     (A) refrain from applying or enforcing any other moneys, security or rights held or received by the Buyer in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and Rank shall not be entitled to the benefit of the same; and

     (B) hold in an interest-bearing suspense account any moneys received from Rank or on account of Rank's liability under this clause.

14   NOTICES

14.1 Any notice or other communication to be given or served under or in connection with this Agreement must be in writing and must be -

     (A)  delivered by hand; or

     (B) sent by ordinary first class (or airmail in the case of notices to or from any country outside the United Kingdom), special delivery or recorded delivery post (in each case, pre-paid).

     to the party due to receive the notice at the following address -

          (I) in the case of the Seller, at its registered office from time to time, marked for the attention of the Company Secretary;

          (II) in the case of the Buyer, at 825 8th Avenue, 23rd Floor, New York, N.Y. 10019, USA, marked for the attention of the Chief Financial Officer;

          (III) in the case of the Guarantor, at 825 8th Avenue, 23rd Floor, New York, N.Y. 10019, USA, marked for the attention of the Chief Financial Officer;

          (IV) in the case of Rank, at its registered office from time to time, marked for the attention of the Company Secretary; and

          (V) in the case of EDC, at 825 8th Avenue, 23rd Floor, New York, N.Y. 10019, USA, marked for the attention of the Chief Financial Officer;

     or at such other address as may previously by notice given in accordance with this clause have been specified by that party.

14.2 A notice is deemed to be given or served -

     (A)  if delivered by hand, at the time it is left at the address;

     (B) if sent by pre-paid post (whether ordinary first class, airmail, special delivery or recorded delivery), on the fourth Business Day after posting; and

     (C)  if sent by fax, on receipt of a clear transmission report.

14.3 In the case of a notice given or served by fax or by hand, where this occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

14.4 Any notice under or in connection with this Agreement shall not be validly given or served if sent by email or text message.

15   GENERAL

15.1 Any payment to be made by any party under this Agreement shall be made in full without any set-off (unless otherwise provided in this Agreement or the parties shall agree otherwise in writing), deduction, withholding or counterclaim of any kind.

15.2 Without prejudice to any other limitation on the Seller's and/or Rank's liability under this Agreement, the maximum aggregate combined liability of the Seller and Rank under this Agreement (including the Tax Warranties) shall not exceed L3,278,509.

15.3 Any payment due by any party under clauses 4 or 5 which is not paid by or on the due date for payment under this Agreement shall be subject to interest at the rate per annum of 4 per cent. above the base lending rate of Barclays Bank PLC from time to time to accrue daily from the due date for payment until the date of actual payment.

15.4 The parties shall pay their own respective costs and expenses in connection with and incidental to this Agreement and the documents referred to in this Agreement.

15.5 Except insofar as a party is required by law or the requirements of any listing authority, securities exchange or regulatory or governmental body (including the UK Listing Authority, the London Stock Exchange, the UK Panel on Take-overs and Mergers or the UK Take-over Code, NASDAQ and the US Securities Exchange Commission) and then after consultation with the other parties, no public announcement of the sale and purchase of the Share or the terms of this Agreement shall be made by any party to any person without the written consent of the other parties except in the agreed form and subject thereto each party shall use its best endeavours to keep the terms of this Agreement confidential.

15.6 The Warranties and all other provisions of this Agreement, insofar as they have not been performed at Completion, shall not be extinguished or affected by and shall remain in full force and effect notwithstanding Completion.

15.7 This Agreement, and the documents referred to herein, constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreements, representations, warranties or arrangements (whether in writing or oral) between them in relation to the subject matter of this Agreement (including the exclusivity agreement between EDC and The Rank Group Plc dated 13 April 2006 which the Buyer (as agent for and trustee for the benefit of The Rank Group Plc), the Seller and EDC agree, shall terminate on Completion such that no party thereto shall have any further rights or obligations thereunder); and no modification of this Agreement shall be effective unless it is made in writing and duly executed and delivered as a deed by each of the parties.

15.8 No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

15.9 Save as provided in clause 15.10, this Agreement is personal to the parties and a party may not assign (including by way of security), transfer, charge, grant security over or deal in any other manner with this Agreement or any of its rights under it (including the Warranties and any indemnity contained in this Agreement), nor purport to do any of the same, nor subcontract any or all of its obligations under this Agreement without having obtained the prior written consent of the other parties.

15.10 Subject always to clause 6.6(f) which shall apply notwithstanding the provisions of this clause 15.10, each of the Buyer and the Seller shall be entitled to assign its rights under this Agreement in whole but not in part to any member of the Buyer's Group or the Seller's Group, as the case may be, provided that it shall procure that any such company to whom it assigns any of its rights under this Agreement shall assign such rights back to it immediately prior to it ceasing to be a member of the Buyer's Group or the Seller's Group, as the case may be. Any assignment made pursuant to this clause 15.10 shall be subject to the following terms -

     (A) no such assignment shall relieve the Buyer or the Seller, as the case may be, of any of its obligations under this Agreement;

     (B) any such assignment shall be made on terms that the assignee acknowledges that the other parties to this Agreement may continue to deal exclusively with the assignor in respect of all matters relating to this Agreement at all times unless and until the assignee notifies the other parties in writing that it is exercising its rights as assignee; and

     (C) a party's liability to any assignee in respect of any rights or obligations under this Agreement shall not be greater than if no such assignment had taken place.

15.11 The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement on any party shall not constitute a waiver of that or any other right or remedy available to that party nor, subject to any time limits for making claims set out in this Agreement, affect the right to exercise that right or remedy at a later time; and the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.12 No provision of this Agreement shall exclude or limit any liability for fraud.

15.13 If any provision of this Agreement is held by a competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions.

15.14 This Agreement may be executed in more than one counterpart and shall come into force once each party has executed and delivered such a counterpart in identical form.

15.15 This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties agree to submit to the exclusive jurisdiction of the courts of England and Wales.

15.16 Each party irrevocably waives any objection it might have to the courts of England and Wales being nominated as the forum to hear and decide any proceedings brought before it and to settle any dispute which may arise out of or in any way in connection with this Agreement and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum for these purposes.

15.17 The Guarantor and EDC irrevocably appoint Olswang of 90 High Holborn, London WC1V 6XX as their process agent to receive on their behalf service of process in any proceedings in England and Wales. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Guarantor and/or EDC). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England and Wales the Guarantor and EDC irrevocably agree to appoint a substitute process agent acceptable to the Seller and to deliver to the Seller a copy of the new process agent's acceptance of that appointment within 7 days of such cessation.

15.18 The Buyer, the Guarantor and EDC irrevocably consent to any process in any legal action or proceedings in connection with this Agreement being served on them in accordance with the provisions of this Agreement relating to the service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS whereof the parties have executed and delivered this Agreement as a deed on the date first above written.

                                   SCHEDULE 1

                                   THE COMPANY

1    Name                              : Deluxe Global Media Services Blackburn
                                         Limited
2    Registered number                 : 4390476
3    Registered office                 : 6 Connaught Place, London W2 2EZ
4    Date and place of incorporation   : 8th March 2002, London
5    Issued share capital              : 4,131,534 ordinary shares of L1
6    Directors                         : Hamish Platt and Thomas Vale
7    Secretary                         : Clare Marianne Duffill
8    Auditors                          : PricewaterhouseCoopers LLP
9    Accounting reference date         : 31 December

                                   SCHEDULE 2

                                THE REAL PROPERTY

PRESENT                                                                     CURRENT
LESSEE       DATE OF                                       TERM AND BREAK   ANNUAL
(OWNER)      LEASE         PARTIES                          CLAUSE DATES    RENTAL    SHORT DESCRIPTION    USE PERMITTED BY LEASE
-----------  -----------  ------------------------------  ---------------  --------  -------------------  -----------------------
The Company  10 March     (1) RBSI Custody Bank Limited   3 years from      L75,000  Unit C Philips Road  Offices and warehouses
             2004         and RBSI Trust Company Limited  and including              Industrial Estate    or any other use within
                          (as trustees of the Merrill     1 February 2004                                 B1 and B8 with
                          Lynch Property Fund) (2)                                                        Landlord's consent
                          Deluxe Global Media Services
                          Blackburn Limited

The Company  7 January    (1) Philips Electronics UK      7 January 2003    L17,000  Building CZ Philips  B1 with ancillary
             2003         Limited (2) Disctronics         until 17 June              Works                storage
                          Blackburn Limited               2017

The Company  6 September  (1) LG Philips Displays         6 September       L37,135  Building DZ Philips  B1 or B8
             2005         Netherlands BV (trading as LG   2005 to 1 July             Works
                          Philips Displays) (2) Deluxe    2011
                          Global Media Services
                          (Blackburn) Limited

The Company  18 June      (1) Philips Electronics UK      15 years         L269,300  Buildings E, EZ, F   BI with ancillary
             2002         Limited (2) Disctronics         commencing 6               and FZ Philips       storage
                          Blackburn Limited (3)           June 2002 to 5             Works
                          Disctronics (UK) Limited        June 2017

                          SCHEDULE 3

              SELLER'S OBLIGATIONS ON COMPLETION

1    The Seller shall deliver or make available to the Buyer -

     (A) a transfer of the Shares duly executed by the registered holder in favour of the Buyer;

     (B)  the certificate for the issued Shares in the Company;

     (C)  the Tax Covenant duly executed by the Seller and Rank as a deed;

     (D)  the Disclosure Letter signed by the Seller;

     (E)  the TSA duly executed by the Seller and Rank;

     (F) a certified copy of any power of attorney under which this Agreement or any document to be delivered under this Schedule has been executed;

     (G) a form of power of attorney in the agreed form in favour of the Buyer signed by the registered holder of the Shares;

     (H) if the document has been approved by the landlord of Buildings E, EZ, F and FZ by Completion, the Deed of Release and Appointment of Guarantor in the agreed form) duly executed as a deed by Deluxe Global Media Services LLC and the other parties thereto other than the Guarantor;

     (I) the UML Deed of Novation in the agreed form duly executed as a deed by the Company and Deluxe Media Service, LLC;

     (J)  the Sanctuary Letter duly executed by Sanctuary Records Group Limited;

     (K) the Universal Deed of Release duly executed by Universal Music Operations Limited, the Company and Deluxe Media Service, LLC;

     (L) a copy of the Seller's Group's instruction to its bankers to withdraw the Company from the Seller's Group's pooling arrangements;

     (M) in the case of every director or secretary of the Company resigning, his written resignation and an acknowledgement by deed in the agreed form that he has no claim against the Company for compensation for loss of office or otherwise;

     (N) in the case of the auditor of the Company resigning, a written notice of resignation in the agreed form containing a negative statement under section 394(1) of the Companies Act;

     (O) a certified copy of the minutes of a meeting of the directors of the Seller resolving that the Seller should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of the Seller;

     (P) a certified copy of the minutes of a meeting of the directors of Rank resolving that Rank should enter into this Agreement, and in particular give the guarantee in clause 13.2, and authorising the execution of this Agreement and each other document to be signed by it at Completion; by each person signing on behalf of Rank;

     (Q) the certificate of incorporation and any certificates of incorporation on change of name of the Company;

     (R)  a duly executed copy of the Form 8832 in the agreed form;

     (S) the statutory books of the Company, including the register of members and charges complete and up-to-date up to but not including Completion; and

     (T) the title deeds and other documents in respect of the Real Property listed in the agreed form Real Property Deeds List.

2 The Seller shall ensure that a board meeting of the Company is held at Completion at which -

     (A) the people nominated by the Buyer are appointed as directors and secretary (as the case may be) of the Company with immediate effect;

     (B) the resignations referred to in paragraph 1(m) of Schedule 3 are accepted with effect from the close of the meeting;

     (C)  Ernst & Young LLP are appointed auditors of the Company;

     (D) the registered office of the Company is changed to the Company's premises in Blackburn;

     (E) the transfer referred to in paragraph 1(a) of Schedule 3 is (subject only to its being duly stamped) approved for registration; and

     (F) each existing bank mandate of the Company is cancelled and a new bank mandate appointing the Buyer's chosen signatories submitted to the relevant bank;

     and shall also ensure at Completion that an extraordinary general meeting of the Company is held at which the name of the Company is changed to EDC Blackburn Limited (and the Buyer agrees to provide to the Seller a copy of the relevant certificate on incorporation of change of name promptly following receipt of the same by the Company from the Registrar of Companies).

                                   SCHEDULE 4

                COMPLETION ACCOUNTS AND CONSIDERATION ADJUSTMENT

ADJUSTMENT TO THE CONSIDERATION

1    The Consideration shall be the Initial Consideration adjusted as follows -

     (A) increased by the amount by which the Working Capital exceeds the sum of L6,666,667 or reduced by the amount by which the Working
          Capital falls short of L6,666,667;

     (B) increased by the amount by which the Intra Group Receivables exceed the sum of L80,179 or reduced by the amount by which the Intra Group Receivables fall short of the sum of L80,179;

     (C) increased by the amount by which the Intra Group Payables fall short of the sum of L888,996 or reduced by the amount by which the Intra Group Payables exceed the sum of L888,996;

     (D) increased by the amount by which the Third Party Financial Debt falls short of the sum of L6,048 or reduced by the amount by which the Third Party Financial Debt exceeds the sum of L6,048; and

     (E) increased by the amount of Cash as at Completion subject to a maximum of L500,000.

COMPLETION ACCOUNTS

2 The Buyer shall procure that a balance sheet as at the date of Completion in the agreed form and the Consideration Adjustment Statement are prepared for the Company in accordance with the following provisions of this Schedule as soon as practicable after Completion and in any event within 30 days of Completion.

3 The Completion Accounts (including all items referred to in paragraph 1 save to the extent otherwise provided in this Agreement) shall be prepared on bases and policies that appear, and in the order shown and subject to the proviso, below:

     (A)  the specific accounting policies set out in paragraph 10 below;

     (B) to the extent not covered by paragraph 3(a) above, the policies adopted in the preparation of the Management Accounts;

     (C) to the extent not covered by paragraph 3(a) or (b) above, bases and policies consistent with, and applied in the same way as, and following the same methodologies (including as to the application of all practices, judgments, estimates, forecasts and opinions) as, those adopted and applied in the preparation of the Accounts; and

     (D) to the extent not covered by paragraph 3(a), (b) or (c) above, in accordance with IFRS accounting policies as at 30 June 2006,

     provided always that no account shall be taken in the Completion Accounts, the Working Capital or the Consideration Adjustment Statement of any liability of the Company relating to or arising out of or in connection with the state and/or condition of the Real Property, (ii) any liability to any landlord in respect of the same (including in respect of dilapidations or alterations), (iii) matters relating to the Environment and/or Environmental Law and (iv) any matter referred to in the Property and Environmental Reports unless such items appear on the P6 balance sheet of the Management Accounts.

4    Upon the preparation of the Completion Accounts by the Buyer -

     (A) the Buyer shall deliver to the Seller the Completion Accounts and the Consideration Adjustment Statement, together with such working papers used in connection with the preparation of the Completion Accounts and the Consideration Adjustment Statement as are reasonably necessary to understand the Completion Accounts and the Consideration Adjustment Statement; and

     (B) the Seller shall within the following 30 days of receipt of the same report to the Buyer in writing whether or not, in its opinion, the Completion Accounts and the Consideration Adjustment Statement have been prepared in accordance with the provisions of this Agreement and whether or not the Consideration Adjustment Statement is correct; and, if not, the Seller shall report in writing (to the extent it is at that time reasonably able to do so) the respects in which it considers the Completion Accounts have not been prepared in accordance with the provisions of this Agreement and the Consideration Adjustment Statement is incorrect.

RESOLVING DISAGREEMENTS

5 If the Seller gives the report referred to in paragraph 4 stating that the Completion Accounts have not been prepared in accordance with the provisions of this Agreement and the Consideration Adjustment Statement is incorrect, the Seller and the Buyer shall, within the period of 14 days following the giving of such report, use all reasonable endeavours to agree the Completion Accounts and the Consideration Adjustment Statement.

6 If the Completion Accounts and the Consideration Adjustment Statement are not agreed by the end of the period mentioned in paragraph 5, either the Seller or the Buyer may at any time after the end of that period refer any matter in dispute concerning the preparation of the Completion Accounts or the Consideration Adjustment Statement to an independent firm of chartered accountants, to be agreed upon between them and appointed jointly by the Seller and the Buyer or, in default of agreement, by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of the Seller or the Buyer. The accountants so appointed shall be instructed to deliver their determination as soon as practicable to the Seller and the Buyer and shall be deemed to act as experts and not as arbitrators and their decision shall be final and binding on the Seller and the Buyer.

7    The Seller and the Buyer agree that -

     (A) in endeavouring to agree the Completion Accounts and the Consideration Adjustment Statement whether under paragraph 5 or by the appointment of the accountants under paragraph 6, they and any accountants appointed shall have regard only to, and they shall instruct such accountants to have regard only to, such matters and facts as are ascertained or capable of conclusive ascertainment on the date of the report referred to in paragraph 4(b); and

     (B) any firm of accountants appointed under paragraph 6 shall determine, and they shall instruct such accountants to determine, only the particular aspect of the preparation of the Completion Accounts and the Consideration Adjustment Statement which is in dispute and, accordingly, such accountants shall not determine or adjust any other matter or have regard to any fact not directly relating to the matter in dispute.

GENERAL

8 The Seller and the Buyer shall each give such assistance as may be reasonably required to enable the Completion Accounts and the Consideration Adjustment Statement to be prepared and agreed (in accordance with paragraph 5); and the Buyer shall procure that proper access to the books of account and accounting records, including all accountants working papers and audit files, of the Company is given to the Seller and its agents and advisers for this purpose and, if applicable, to the chartered accountants appointed under paragraph 6, to enable them to carry out their respective duties under this Agreement.

9 The fees of any accountants appointed under paragraph 6 shall be borne by the Seller and the Buyer in such proportions as the accountants may determine or, in the absence of any such determination, as to one half by the Seller and as to one half by the Buyer; and if the Seller or the Buyer shall pay a greater proportion of such fees, the other party shall reimburse it immediately on demand.

10 Save where the context otherwise requires, capitalised terms in this paragraph refer to the line items to be included in the Working Capital calculation as listed in Schedule 8.

     (A) direct materials held within Raw Material Stock shall be valued on the same basis as the Company's 2006 budget factory standard prices as set out in the Monthly Management Accounts, whilst indirect materials and consumables held within Raw Material Stock shall be valued at rolling average cost;

     (B) provision for Obsolete Raw Material Stock shall be 6% of Raw Material Stock save that no provision shall be made for polycarbonate stock;

     (C) W.I.P. Stock shall be valued at the Company's 2006 budget factory standard as set out in the Monthly Management Accounts and any overheads at 2006 budget overheads;

     (D) Finished Stock shall be valued at the Company's 2006 budget factory standard as set out in the Monthly Management Accounts and any overheads at 2006 budget overheads;

     (E)  Maintenance Stock shall be valued at rolling average cost;

     (F) Provision Obsolete Maintenance Stock shall only comprise a 100% provision for Maintenance Stock not moved after 24 months;

     (G)  Printed Matter Stock shall be valued at rolling average cost;

     (H) Provision Obsolete Printed Matter Stock shall only comprise a 100% provision for Printed Matter Stock owned by the Company and not moved after 6 months;

     (I) Goods In Transit shall be valued at the third party invoice price if an invoice has been received, otherwise at order value;

     (J) Third Party Trade Debtors shall be valued at the actual customer invoice price and shall include the value of any cheques or other payments received but not yet banked into the Company's bank accounts;

     (K) Bad Debt Provision Specific shall only comprise a specific provision of L2,380 in respect of debt owed by Golf Ecosse;

     (L)  Debtors Credits shall comprise any overpayments by clients;

     (M) Sales Provisions Control shall comprise contract volume rebates and any known specific invoice queries;

     (N) Deferred Tax shall be attributed a fixed value of L320,000 (notwithstanding this attributed value, and for the avoidance of doubt, all of the deferred tax assets as at Completion shall be shown as deferred tax assets in the Completion Accounts);

     (O) Prepayments shall comprise the prepaid element of any invoices received;

     (P) Third Party Print Revenue Accrual shall comprise the monthly print usage to be charged to clients such as USM, MOS, Select, Naxos, Gut, Sixteen and Hodder;

     (Q) Third Party Trade Creditors shall be valued at the actual price of any unpaid supplier invoices;

     (R) Third Party Creditor Accruals shall only comprise any Bayer deliveries not invoiced, purchase ledger log accruals and purchase ledger revaluation;

     (S) PAYE/NIC Creditor shall only comprise PAYE/NIC payments due to HMRC for the current payroll period, to the extent not yet settled;

     (T) Pensions Creditor shall only comprise company and individual pension contributions due for the current payroll period, to the extent not yet paid to the pension provider;

     (U) Payroll Control shall only comprise payroll payments for the current payroll period to the extent not yet paid;

     (V) Accruals Control shall comprise accruals where a service has been performed or goods have been supplied or received but no invoice has yet been issued or received;

     (W) Un Gain/loss Contra shall comprise a revaluation of any unpaid foreign exchange sales and purchase ledger invoices at current daily exchange rates; and

     (X) Customs & Excise shall comprise the net of input and output VAT and any payments made to HMRC.

                                   SCHEDULE 5

                                 THE WARRANTIES

                                PART 1 - GENERAL

In this Schedule 'INDEX' means the index of disclosure documents in schedule 2 to the Disclosure Letter.

THE COMPANY

1    The particulars of the Company set out in Schedule 1 are true and accurate.

2    The Company does not have any subsidiary undertaking.

3 The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is an accurate copy of that document in force immediately prior to Completion.

4 The Seller has all necessary power and authority to enter into and perform its obligations under this Agreement and all agreements to be entered into by the Seller pursuant to this Agreement.

5    The sale of the Shares by the Seller under this Agreement:

     (A) will not result in a breach of any provision of the memorandum or articles of association of the Seller;

     (B) will not result in a breach of, or constitute a default under, any agreement under which the Seller enjoys rights or by which it is bound; and

     (C) will not result in a breach of any order, judgement or decree of any court or governmental, administrative or regulatory body or agency to which the Seller is party or by which the Seller is bound.

THE ACCOUNTS

6 The Accounts comply with the provisions of the Companies Act and have been prepared in accordance with the historical cost convention and International Financial Reporting Standards (IFRSs) practices and standards as adopted by the European Union.

7 The Accounts give a true and fair view of the state of affairs of the Company as at the end of the financial year to which they relate and of its profit or loss for the period ended on that date.

8 Subject to any changes required as a result of any change in law, UK GAAP and/or IFRSs the Accounts have been prepared applying accounting policies, consistent in all material respects with those used in the annual audited accounts for the previous financial year of the Company unless otherwise noted in the relevant Accounts.

MANAGEMENT ACCOUNTS

9 The Management Accounts were prepared in accordance with the principles and policies applied in the preparation of the management accounts of the Company for the 12 months to 31 December 2005.

10 Having regard to the purpose for which they were prepared and to the level of materiality adopted in the preparation thereof, the Management Accounts provide a fair view of the overall financial performance and position of the Company and are not materially misleading with regard to any material item included therein.

CREDITORS

11 Annexed to the Disclosure Letter is a list of the trade creditors of the Company as at 30 June 2006 to whom sums in excess of L20,000 each remain unpaid at 60 days after invoice.

BANK ACCOUNTS

12 The Disclosure Letter contains or has annexed to it the account details of all bank accounts of the Company.

ASSETS

13 The tangible assets owned by the Company, together with tangible assets held under any lease, finance lease, hire purchase, rental or credit sale agreements referred to in the Disclosure Letter, comprise all of the material tangible assets necessary for the continuation of the business of the Company as carried on at the date of this Agreement.

14 The Company has not granted any lien, option, mortgage or charge (save for any lien arising by operation of law or any supplier's retention of title) over its assets which remains outstanding; and, in the case of tangible assets, all assets of the Company are in the possession or under the control of the Company.

15 The Company neither owns, nor has it agreed to acquire, any shares or debentures in any other undertaking.

16 All material equipment owned or used by the Company at its premises is in reasonable repair and condition subject to fair wear and tear and having regard to age and usage.

17 Copies of all outstanding maintenance contracts (to the extent they exist) which the Company has relating to material assets and equipment owned or used by the Company are annexed to the Disclosure Letter.

SHARES AND DEBENTURES

18 The Shares comprise the whole of the issued and allotted share capital of the Company and are legally and beneficially owned by the Seller.

19   The Shares are fully paid up (or credited as fully paid up).

20 No person has the right to call for the allotment, sale or transfer of any share or debenture of the Company or to convert any securities into shares or debentures, or shares or debentures of a different class, of the Company.

21 The Company has not at any time purchased its own shares or redeemed or forfeited any shares, or agreed to do so, or granted an option whereby it might become liable to do so.

22 There is no Encumbrance over any issued or unissued shares in the capital of the Company, and there is no subsisting agreement to create any such Encumbrance.

BUSINESS

23 The Company has not received written notice of any judgment of any court which remains outstanding against the Company.

24 The Company holds the licences, consents, permits and approvals specified in the Disclosure Letter and the Company has not received written notice, which remains outstanding, that it has failed to comply with any of the material terms and conditions of such licences, consents, permits and approvals which are to be performed by it or that any of them is liable to be cancelled or revoked (save as a result of effluxion of time).

25   Since the Accounting Date -

     (A) there has been no material adverse change in the financial position or business of any of the Company as a whole except as a result of factors generally affecting similar businesses;

     (B) having regard to customary seasonal variations in the business of the Company, the business of the Company has in all material respects been carried on substantially in the manner it was carried on immediately prior to the Accounting Date;

     (C) save as referred to in the Accounts, the Management Accounts or in this Agreement no dividend, other distribution (within the meaning of section 263(2) of the Companies Act 1985) or repayment of inter-company debt (other than trade creditors) has been declared or paid by the Company;

     (D) the Company has not entered into or agreed to enter into any legally binding capital commitment exceeding L5,000 other than in the ordinary course;

     (E) the Company has not disposed of, or granted any Encumbrance over, any of the fixed assets included in the Accounts;

     (F) the Company has paid its creditors and debtors in the ordinary course and in accordance with past practice and no such payments have been made that are in any way unusual, whether in terms of early or last payment or otherwise, given the current point in the Company's business and financial cycles; and

     (G) the Company has not made any loan which is outstanding (save to employees not exceeding L1,000 in the case of any one employee and L10,000 in aggregate) or borrowed any money which has not been repaid (except drawings under existing bank facilities or intra-group arrangements, details of which facilities and arrangements are disclosed by the Disclosure Letter and which are included in the consideration adjustment mechanics in Schedule 4 to this Agreement).

26 The Company is not, and has not agreed to become, a member of any partnership or joint venture.

27 The Company does not carry on business through any branch, agency or permanent establishment outside the United Kingdom.

FINANCIAL ARRANGEMENTS

28 Material particulars or copies of relevant documentation are disclosed in, or annexed to, the Disclosure Letter (as applicable) of all facilities for overdrafts, loans, hedging and other finance made available to the Company.

29 There is not outstanding any factoring agreement in respect of the Company's debts.

30 No person is entitled to receive from the Company any finder's fee, brokerage or commission in connection with this Agreement or the sale of the Shares.

31 The Company is not party to any outstanding guarantee in respect of the obligations of any other person including any other member of the Seller's Group.

CONTRACTUAL OBLIGATIONS

32 Details and copies (to the extent they exist) of all Material Contracts and contracts with members of the Seller's Group have been disclosed in or annexed to the Disclosure Letter.

33 So far as the Seller is aware neither it nor any counterparty is in material breach of any of the agreements referred to in paragraph 32, and the Company has not received written notice from any counterparty alleging any such material breach by the Company.

34 There is no subsisting dispute of a material nature between the Company and any other person in relation to any of the agreements referred to in paragraph 32 above and, so far as the Seller is aware, there are no circumstances which might give rise to any such dispute.

35 The Company has not given notice or received any written notice terminating, and it is not aware of any intention to terminate, any of the agreements referred to in paragraph 32 above.

36   The Company is not a party to any subsisting agreement:

     (A) which is not in the ordinary course of business or which is not on arm's length terms;

     (B) which cannot be terminated by the Company on 3 months' notice or less without compensation.

37 The Company is not a party to any agreement pursuant to which the Company has disposed of any shares or business and remains subject to any actual or contingent liability.

POWERS OF ATTORNEY AND AUTHORITIES

38   There are no subsisting powers of attorney given by the Company.

GUARANTEES

39 The Disclosure Letter contains details of all outstanding guarantees given by or for the benefit of the Company.

EFFECT OF AGREEMENT

40 The sale of the Shares to the Buyer does not constitute a breach or default under any provision of any Material Contract and does not entitle, in accordance with its terms, any party to a Material Contract under which the Company enjoys rights or by which it is bound to be released in accordance with the terms of that contract from any of that party's contractual obligations.

OFFICERS AND EMPLOYEES

41 Materially complete and accurate particulars are disclosed by the Disclosure Letter of the names, dates of birth, commencement of employment, engagement or appointment to office and notice periods of all of the individuals employed or engaged by the Company (whether under a contract of service or otherwise) (the

     'EMPLOYEES') and of the salary and other benefits paid or provided by the Company to the Employees.

42 The Company is not a party to any agreement for profit sharing or for the payment to its employees of bonuses.

43 The Company has not during the financial year ending on the Accounting Date and since the Accounting Date or (where employment or engagement or holding of office commenced after the beginning of that period) since the commencement date of employment or engagement or holding of office:

     (A) changed, or agreed to change, the terms of its employment or engagement of any person who was employed by the Company on the Accounting Date and entitled to remuneration at a rate in excess of L50,000 per annum; or

     (B)  agreed any general increase in wages or wage rates.

44 No present employee of the Company has given or received notice of termination of his employment which has not yet expired or, so far as the Seller is aware, is likely to terminate his employment or engagement as a result of the sale of the Shares to the Buyer.

45 Materially complete and accurate particulars of trade unions recognised by the Company and collective bargaining arrangements to which the Company is party are referred to in the Disclosure Letter. There are no other agreements or arrangements between the Company and any trade union or other body representing employees, nor has the Company done any act which may be construed as recognition of any a trade union or other body, nor have any requests for recognition or arrangements for collective information and consultation whether under Schedule A1 of the Trade Union and Labour Relations (Consolidation) Act 1992 as amended, the Information and Consultation of Employees Regulations 2004 or otherwise, been received by the Company, nor are there any works councils, staff associations, pre-existing agreements, negotiated agreements and/or other arrangements with employee representatives in place.

46 The Company is not, nor has it been in the last 12 months, involved in any strike or lock-out or any industrial dispute with any trade union or other body representing any employees.

47 There are no subsisting agreements for the provision by any person of consultancy services or other services of personnel of or to the Company and there are no secondment arrangements from or to the Company in place.

48 Copies of (1) the service agreements for each of the Directors and (2) the contracts of employment for each of the managers and (3) all forms of standard contracts and agreements for Employees are annexed to the Disclosure Letter.

49 Materially full details of all benefits and other arrangements (whether contractual or discretionary) offered to the Employees or workers of, or persons engaged by, the Company, including without limitation copies of employee handbooks and policies and copies of standard contracts are annexed to the Disclosure Letter.

50 The Disclosure Letter contains complete and accurate details of any outstanding offer of employment or engagement made to any individual by the Company, and no individual has accepted an offer of employment or engagement by the Company who has not yet started his employment or engagement.

51 In relation to each of the Employees (and so far as relevant to each individual formerly employed or engaged by the Company) the Company has:

     (A) maintained adequate and suitable records regarding the service of each of its employees and workers including (without limitation) records of working time;

     (B) complied in all material respects with all collective agreements for the time being dealing with relations with or the conditions or services of its employees and workers; and

     (C) complied with all relevant orders and awards made under any applicable legislation affecting the conditions of service of its employees and workers.

52 The Company has complied with all relevant recommendations made by the Advisory Conciliation and Arbitration Service and with all relevant awards and declarations made by the Central Arbitration Committee.

53 So far as the Seller is aware, no person now or previously employed or engaged by the Company has a right to return to work (whether for reasons connected with maternity leave, absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged by the Company.

54 There is no agreement, arrangement, scheme, policy of insurance or legal obligation for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any of the Company's employees or individuals formerly employed or engaged by the Company for the benefit of dependants of such individuals, save as disclosed in the Disclosure Letter.

55 There are no terms of employment or engagement for any person employed or engaged by the Company which provide that a change in control of the Company (however change of control may be defined, if at all) shall entitle the employee or worker to treat the change of control as amounting to a breach of contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

56 The Company has no obligation to make any payment on redundancy in excess of the statutory redundancy payment, and the Company has not operated any discretionary practice of making any such excess payments.

57 No employee of the Company is subject to a current disciplinary warning, proceeding or procedure.

58 So far as the Seller is aware no employee of the Company is bound by any restrictive covenant (whether legally binding or not) imposed by any previous employer.

59 No act or omission by the Company in relation to any individual who is employed or engaged by the Company or their trade union or worker representatives has given rise to a successful claim against the Company or the Buyer.

60 There are no schemes in operation by or in relation to the Company under which any employee of the Company is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of the Company or to any other form of bonus or commission.

61 The Company does not operate any approved share option scheme, share incentive scheme, approved profit sharing scheme, enterprise management incentive scheme, employee share ownership plan, savings related share option scheme or unapproved share scheme under which share benefits are provided, in respect of any person employed or engaged, or formerly employed or engaged, by the Company. No other company provides any such scheme or plan in respect of the Company's employees.

62 No contract of service or contract for services exists between the Company and any of its directors or employees in relation to which any relevant requirements of section 319 Companies Act 1985 have not been fulfilled.

63 No person, who is not either an employee or a director, whether in the United Kingdom or elsewhere, has formal or informal authority to negotiate or conclude the sale or purchase of goods or services on behalf of the Company, and no such person has any right to any indemnity or compensation whatsoever upon termination of any arrangement in connection with the Company.

64 The Company is not bound or accustomed to pay any monies other than in respect of:

     (A) remuneration or emoluments of employment or pension benefits to or for the benefit of any individual employed or engaged by the Company; or

     (B) the reimbursement of expenses properly incurred during the course of such an individual's employment or engagement with the Company.

65 So far as the Seller is aware, no amounts due to or in respect of any past or present employee of the Company (including all taxes, National Insurance contributions and pensions contributions and any other levies) are in arrears or unpaid in breach of any statutory or contractual obligation owed by the Company to such employee.

66 So far as the Seller is aware, no proposal, assurance or commitment has been communicated to any employee of the Company regarding any change to his terms of employment or engagement or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement. No negotiations have commenced in the 12 months prior to the date of this Agreement.

67 All subsisting contracts of service and all contracts for services with any individual to which the Company is a party are determinable on three months' notice or less without giving rise to a claim for damages or compensation, other than a statutory redundancy payment or statutory compensation for unfair dismissal.

68 The Company is not involved in any industrial dispute and the Seller is not aware that any industrial dispute involving the Company or any of the persons employed or engaged by the Company has been threatened and does not anticipate that any of the provisions of this Agreement including (without limitation) the identity of the Buyer will lead to any such industrial dispute.

69 So far as the Seller is aware, the Company has not received written notice of any outstanding or threatened legal proceeding or grievance against the Company by any person who is now or has been employed or engaged by, or an officer of, the Company, or of any outstanding or threatened legal proceedings between the Company and a material number or class of its employees and there are no circumstances which the Seller anticipates will give rise to any such legal proceeding or grievance.

70 No enquiry into or investigation of the Company is pending or has been made or threatened by the Commission for Racial Equality, the Equal Opportunities Commission, any health and safety enforcement body or any other similar authority, there are no circumstances which the seller anticipates will give rise to any such enquiry or investigation.

71   During the year ending on the date of this Agreement, the Company has not:

     (A) given nor been required by statute to give notice of any redundancies to the relevant Secretary of State; nor

     (B) undertaken consultation with any trade union or employee representatives nor failed to comply with any obligation under Chapter II, Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

72 So far as the Seller is aware, no employee, worker or officer of the Company has alleged in writing that he has made a protected disclosure under section 43A of the Employment Rights Act 1996 and the Seller does not anticipate any such protected disclosure being made.

73 So far as the Seller is aware, no employee of the Company is suffering from a condition which impairs his ability to perform his duties or which requires any adjustment within the work place pursuant to section 4A of the Disability Discrimination Act 1995.

74 There is no requirement for a work permit in relation to any employee of the Company, and so far as the Seller is aware the provisions of the Asylum and Immigration Act 1996 have been complied with in all material respects in respect of every employee of the Company.

75 The Company has not made any loan or advance, or provided any other form of financial assistance which remains unpaid or is still outstanding, to any past or present employee.

76 The Company has adequate employer's liability and public liability insurance cover having regard to the activities carried out by it. No claims have been made or are contemplated under such insurance policies.

77 The Company has not received any written notice or complaint from any employee of the Company in respect of any breach of the Health and Safety at Work Act 1974 or the Management of Health and Safety at Work Regulations 1999.

INSURANCE

78 The Marsh 2005 Summary of Insurances referred to at document J7 in the Index provides an outline of the Rank Group Plc's insurance programme. The policies referred to in that summary, together with the policies referred to at J4 (trade credit insurance) and H41 (permanent health insurance scheme) in the Index comprise the insurances of the Company in force immediately prior to Completion ('THE INSURANCES').

79 All premiums due on the subsisting Insurances of the Company have been duly paid and so far as the Seller is aware (1) all other conditions of those policies have been performed and observed, and (2) no policy is void.

80 The Disclosure Letter contains a summary at document J9 in the Index of all insurance claims made by the Company during the period of two years ending on the date of this Agreement, and so far as the Seller is aware there are no circumstances which have occurred and which entitle the Company to make such a claim (which claim has not been made) or which require under any of the Insurances to be notified to the Company's insurers (and which have not been notified).

LEGAL PROCEEDINGS AND COMPLIANCE

81   So far as the Seller is aware, the Company is not engaged or involved in -

     (A) any outstanding litigation, prosecution, arbitration or other legal proceedings (whether as plaintiff, defendant or third party), except for normal debt collection;

     (B) any outstanding proceedings or enquiries before any employment tribunal;

     (C)  any outstanding dispute with H.M. Revenue & Customs; or

     (D) any outstanding industrial dispute, action or matter which has been referred to ACAS or any other alternative dispute resolution body for conciliation or arbitration.

82 So far as the Seller is aware, there are no dispute resolution processes, proceedings and other processes or disputes such as are referred to in paragraph 81 pending or threatened by or against the Company.

83 So far as the Seller is aware, neither the Company nor any of its officers (during the course of their duties) has since 21st July 2003 done or omitted to do any act or thing which is in material contravention of any legislation in the United Kingdom to which the Company is subject which would have a material and adverse effect on the Company's business.

84 So far as the Seller is aware, the Company is not, nor has it been since 21st July 2003, a party to or concerned in any agreement, concerted practice or course of conduct which in whole or part infringes in any material respect the competition or anti-trust law of England and Wales.

85 So far as the Seller is aware, the licences referred to in Warranty 24 are in full force and effect and so far as the Sellers are aware no event has occurred which is likely to prejudice any such licences in a manner which would have a material and adverse effect on the Company's business.

DATA PROTECTION

86 In this paragraph, 'PERSONAL DATA' has the meaning given to it in the Data Protection Act 1998.

87 So far as the Seller is aware, the Company is, and has since 21st July 2003 been, in material compliance with all relevant requirements of -

     (A)  the Data Protection Act 1998; and

     (B) the Privacy and Electronic Communications (EC Directive) Regulations 2003.

88 The Company is duly registered as a data controller under the Data Protection Act 1998 for all purposes for which registration is required in respect of the processing of Personal Data by or on behalf of the Company.

INSOLVENCY

89 No order has been made or resolution passed for the winding up of the Company and, so far as the Seller is aware, there is not outstanding -

     (A)  any petition or order for the winding up of the Company;

     (B) any receivership of the whole or any part of the undertaking or assets of the Company;

     (C)  any petition or order for the administration of the Company; or

     (D) any voluntary arrangement between the Company and any of its creditors.

RECORDS AND DATA

90 The accounting records and all other records of the Company are kept in its possession or under its control.

91 The register of members is in the possession and ownership or under the control of the Company, has been properly kept and is accurate and up to date in all material respects.

92 All returns, particulars, resolutions and other documents required to be given or delivered by the Company to the registrar of companies after 21st July 2003, have so far as the Seller is aware been correctly made up in all material respects and duly given or delivered.

                                PART 2 - PENSIONS

CURRENT PENSION ARRANGEMENTS

93 Except for the schemes described at 93 of the Disclosure Letter (the 'PENSION SCHEMES'), the Company is not a party to nor participates in or contributes to any scheme, agreement or arrangement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment after leaving employment of the Company of medical expenses) for any employee, director, former employee or former director of the Company (each a 'RELEVANT EMPLOYEE') or for the widow, widower, child or dependant of any Relevant Employee and the Company will not enter into any such arrangement before Completion.

COMMUNICATIONS AND EX GRATIA PENSIONS

94   The Company:

     (A) has not given any undertaking or assurance (whether legally enforceable or not) as to the continuance, introduction, improvement or increase of any benefit of a kind described in paragraph 93 above or as to the rights of any person to receive such benefits, or

     (B)  is paying or has in the last two years paid any such benefit to (in either case) any Relevant Employee or any widow, widower, child or dependant of any Relevant Employee.

OLD DEFINED BENEFIT ARRANGEMENTS

95 So far as the Seller is aware, the Company has not in the six years before the date of this Agreement participated in or been a participating employer of any defined benefit arrangement except where there is no liability (actual, prospective or contingent) for the Company in respect of that arrangement. Where 'DEFINED BENEFIT ARRANGEMENT' means a scheme, agreement or arrangement under which the amount or some or all of the benefits (other than, for the avoidance of doubt, lump sum death in service benefits) payable to or in respect of a member of the scheme, agreement or arrangement is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the remuneration of the member at or close to his retirement, death or withdrawal.

TUPE TRANSACTIONS

96 So far as the Seller is aware, no person is entitled to any enhanced terms as to the payment of pension or retirement benefits (whether under the Pension Schemes or otherwise) if he takes early retirement or is made redundant (or as a result of having taken early retirement or being made redundant) or otherwise that have passed to the Company or to any business previously acquired by the Company by the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981.

DISPUTES

97 The Company is not engaged or involved in any proceedings which relate to or are in connection with the Pension Schemes or the benefits thereunder and no such proceedings are pending or threatened and so far as the Seller is aware there are no facts likely to give rise to any such proceedings. In this paragraph, 'PROCEEDINGS' includes any litigation or arbitration and also includes any investigation or determination by the Pensions Ombudsman, the Pensions Regulator, the Occupational Pension Advisory Service or the Occupational Pensions Regulatory Authority or any complaint under any internal dispute resolution procedure established in connection with the Pension Schemes.

REGISTERED SCHEME

98 So far as the Seller is aware each Pension Scheme is a registered pension scheme (within the meaning of part 4 Finance Act 2004) and so far as the Seller is aware there is no reason why such registration might be withdrawn or might cease to apply.

MONEY PURCHASE BENEFITS

99 Other than death in service benefits, all pension benefits payable on the death or retirement of a member of the Pension Schemes are money purchase benefits within the definition of the term in section 181 of the Pension Schemes Act 1993 and are not guaranteed in relation to a proportion of remuneration and no assurance, promise or guarantee (whether written or oral) has been given by the Company to any employee of the Company of any particular level or amount of benefit payable to or in respect of him on retirement, death or leaving service.

DOCUMENTS DISCLOSED

100 All material details (including details on the rate and basis for the employer contributions) relating to the Pension Schemes are contained in or annexed to the Disclosure Letter. Such details give the Buyer a true and fair view of the Company's liabilities and responsibilities under the Pension Schemes.

LEGAL COMPLIANCE

101 So far as the Seller is aware each Pension Scheme has at all times been administered in all material respects in accordance with the trusts powers and provisions of its governing documentation and has been administered in accordance with and complies with all applicable legislation and the general requirements of trust law and other applicable laws regulations or requirements (including those of the Board of HM Revenue & Customs (formerly the Inland Revenue)).

PAYMENT ARRANGEMENT

102 The Company has complied with its obligations under section 111A of the 1993 Act and the Personal Pension Schemes (Payments by Employers) Regulations 2000.

ACCESS TO MEMBERSHIP

103 Every person who has at any time been entitled to join or apply to join the Pension Scheme has been invited to do so as of the date on which he became so entitled having been informed in writing of his rights in this regard, and no person has been excluded from membership of the Pension Scheme or from any benefits thereunder in contravention of any UK or European Community legislation or any other applicable legislation in particular, but not limited to:

     (A)  sections 62 to 66 of Pensions Act 1995;

     (B)  Article 141 of the Treaty of Rome;

     (C) the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations (SI 2000/1551); and

     (D) the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034).

STAKEHOLDER PENSION

104 The Company has no obligation to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999.

CONTRIBUTION NOTICE

105 The Company is not subject to a contribution notice or financial support direction and so far as the Seller is aware no facts or circumstances exist under which the Pensions Regulator could impose one.

STATUTORY DEBT

106  The Company is not indebted to the trustees of a pension scheme pursuant to section 75 to 75A Pensions Act 1995.

                           PART 3 - THE REAL PROPERTY

107 The properties listed in Schedule 2 are the only properties owned or occupied by the Company.

108 Each property comprised within the Real Property is occupied by the Company.

109 The information about the Real Property set out in Schedule 2 is correct and accurate in all material respects.

110 All material deeds and documents necessary to prove the title of the Company to the Real Property are in the possession of or under the control of the Company. .

111 The Company's interest in the Real Property is free from any mortgage, debenture or charge (whether specific or floating, legal or equitable) securing the repayment of monies. The Real Property is not subject to outgoings other than business rates, water rates, and insurance premiums, rent and service charge and any other sums payable under the leases listed in Schedule 2.

112 So far as the Seller is aware, the existing use of the Real Property is a permitted use for the purposes of the Planning Acts, as defined in section 336 of the Town and Country Planning Act 1990.

113 The Company has paid the rents payable under the leases listed in Schedule 2 (so that there are no arrears) and no written notice alleging any breach of the covenants on the part of the tenant contained in the leases listed in Schedule 2 remains outstanding.

114 The Company does not have any continuing liability in respect of any other property formerly owned or occupied by the Company either as original contracting party or by virtue of any direct covenant given on a sale or assignment to the Company as a guarantor of the obligations of any other person in relation to such property.

115 The written replies given by the Seller's Solicitors to the written enquiries before contract raised by the Buyer's Solicitors relating to the Real Property are true, complete and accurate in all material respects.

                                  PART 4 - TAX

PAYMENTS OF TAX

116  The Company:

     (A) has duly and punctually paid all Tax which it has become liable to pay;

     (B) has duly deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment and has accounted for or paid all such Tax to the relevant Tax Authority; and

     (C) is not, and has not at any time within the last seven years been, liable to pay any interest, penalty or surcharge in respect of any unpaid Tax or as a result of a default in respect of any Tax matter or has otherwise been subject to the operation of any penal provision under any enactment relating to Tax.

TAX RETURNS

117 All returns, computations, information, accounts and notices which are or have been required to be made or given by the Company for any Tax purposes have been made or given both within the requisite periods and on a proper basis and were when made and remain true and accurate and none of them is, or so far as the Warrantors are aware is likely to be, the subject of any enquiry, query or dispute with H.M. Revenue and Customs or other Tax Authority.

COMPLIANCE

118 The Company has complied at all times in accordance with normal commercial practice with all statutory requirements, regulations, notices, orders, directions and conditions relating to all relevant Taxes, including the terms of any agreement made with H.M. Revenue and Customs. The Company has obtained, maintained and preserved complete, accurate and up to date records as required for all Tax purposes.

TAX RECORDS

119 The Company has all necessary records to calculate any Tax liability or Relief or to otherwise determine the Tax consequences that would arise on the disposal or on the realisation of each asset owned by it at the Accounting Date, or acquired since the Accounting Date but before Completion.

TAX DISPUTES

120 The Company is not, nor has it been at any time within the last seven years, involved in any dispute with or investigation, audit or discovery by any Tax Authority or any enquiry into any Tax return, computation, information, accounts or notice and so far as the Warrantors are aware no such dispute, investigation, audit, discovery or enquiry is pending, planned, threatened or likely to arise.

PROVISIONS IN ACCOUNTS

121 The provisions or reserve for Tax appearing in the Accounts are sufficient (on the basis of the rates of Tax current at the date of this Agreement) to cover all Tax for which the Company was at the Accounting Date, or may after that date become, liable to pay or account in respect of any period ended on or before the Accounting Date.

122 Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles including, where relevant, International Accounting Standards and no transfer from or reduction in the deferred tax account or any other reserve in respect of deferred tax has been made or will be made by the Company on or before Completion.

POSITION SINCE THE ACCOUNTING DATE

123 In respect of the period starting immediately after the Accounting Date, the Company has no liabilities for Tax other than:

     (A)  corporation tax payable in respect of normal trading profits;

     (B) income tax payable pursuant to PAYE and national insurance contributions, in each case, payable in respect of amounts that the Company is contractually obliged to pay to its employees and directors; and

     (C) VAT on supplies of goods and services made by the Company in the ordinary course of its business.

124 No accounting period of the Company for corporation tax purposes has ended, and the Company has not made any distribution since the Accounting Date.

125 No liability to Tax (other than VAT) would arise if the Company were to dispose of an asset acquired since the Accounting Date for a consideration equal to that actually given for the acquisition.

SECONDARY LIABILITIES

126 The Company is not, nor so far as the Warrantors are aware is it likely to become, liable to pay, or make reimbursement or give an indemnity in respect of, any Tax (or amounts corresponding to Tax) in consequence of the failure by any other person to discharge that Tax within any specified period or otherwise including without limitation liability under sections 767A, 767AA and 777(8) ICTA, sections 189, 190 and 191 TCGA, section 96 Finance Act 1990 and paragraph 68 of schedule 29 Finance Act 2002, where that Tax relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur on or before the date of this Agreement.

SPECIAL ARRANGEMENTS

127 No Tax Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of the Company, the Company has not taken any action which would or might alter, prejudice or in any way disturb any arrangement or agreement which it has negotiated with any Tax Authority nor will any transaction carried out pursuant to this Agreement have such an effect.

ENTITLEMENTS TO APPEAL

128 The Disclosure Letter contains full details of all matters relating to Tax in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an entitlement to make any appeal against an assessment to or determination affecting Tax, or to make any application for the postponement of Tax.

CLEARANCES AND CONSENTS

129 All clearances and consents obtained by the Company from any Tax Authority have been fully disclosed in the Disclosure Letter and were based on full and accurate disclosure of all the facts and circumstances material to the decision of the Tax Authority. The Company has complied in all respects with any conditions to which any such consents or clearances are subject and has not taken any action which might alter, prejudice or in any way disturb any such consent or clearance nor will anything done pursuant to this Agreement have such an effect.

CLOSE COMPANIES

130 The Company is not, nor has been, so far as the Seller is aware, at any time during the seven years ended on the Accounting Date, a close company or a close investment-holding company as defined in section 13A ICTA.

INHERITANCE TAX

131 The Company is not liable, nor is it aware of any circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Taxation as donor or donee of any gift, or transferor or transferee of value and there are so far as the Seller is aware no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise for the Company or any charge in relation to unpaid inheritance tax has arisen or could arise in respect of the assets of the Company or the Share.

RESIDENCE AND PRESENCE OUTSIDE THE UK

132 The Company is, and so far as the Seller is aware always has been and will be at Completion resident in the United Kingdom for Tax purposes. The Company is not, so far as the Seller is aware never has been and will not be at Completion resident for any purpose in any other jurisdiction and does not have, so far as the Seller is aware has never had and will not have at Completion any branch, office, permanent establishment or other taxable presence in any other jurisdiction.

CONDITIONAL AND CONVERTIBLE SHARES

133 The Share is neither a conditional share nor a convertible share within the provisions of sections 140A to 140D ICTA.

EMPLOYMENT RELATED SECURITIES

134 No employment related securities (as defined in section 421B(8) ITEPA) or securities options (as defined in section 471 ITEPA) in relation to which the Company is, has been or will be the employer (as defined in section 421B(8) ITEPA) have been acquired by any person since 15 April 2003.

EMPLOYER'S NATIONAL INSURANCE ELECTIONS

135 The Company has not made any joint elections to transfer the liability for employer's secondary Class 1 national insurance contributions pursuant to section 4(4)(a) Social Security Contributions and Benefits Act 1992 onto the employee.

CAPITAL ALLOWANCES

136 All capital expenditure incurred or to be incurred by the Company prior to Completion has qualified and continues to qualify for capital allowances and full disclosure has been made in the Disclosure Letter of all allowances made to the Company and the book value of each of the assets of the Company in or adopted for the purposes of the Accounts does not exceed the written down value of such asset for the purposes of the Capital Allowances Act 2001 ("CAA") or where the assets form a pool for the purposes of the CAA does not exceed the pool of qualifying expenditure.

ROLLOVER RELIEF

137 The expenditure allowable as a deduction for the purposes of the computation of any chargeable gain or allowable loss attributable to any asset of the Company for the purposes of corporation tax on chargeable gains is (ignoring indexation) not less than the value of that asset as shown in the Accounts.

HOLD-OVER RELIEF

138 There are set out in the Disclosure Letter full details of any held-over gains within section 152 TCGA.

DEGROUPING CHARGES

139 Neither the signing of this Agreement nor the sale of the Share to the Buyer nor any other event since the Accounting Date will result in any profit or gain being deemed to accrue to the Company for Tax purposes, whether pursuant to section 179 TCGA, paragraph 58 of schedule 29 Finance Act 2002 (Degrouping) or otherwise and the Company does not own any asset in respect of which any such liability may arise in the future.

GROUPS

140 No tax is or may become payable by the Company pursuant to section 190 TCGA in respect of any chargeable gain accrued before the date of this Agreement, and the Company has not at any time within the period of six years ending on the date of this Agreement transferred any assets other than trading stock to any company which at the time of disposal was a member of the same group (as defined in section 170 TCGA).

141 All claims by the Company for group relief were when made, and so far as the Seller is aware are now, valid and have been, or so far as the Seller is aware will be, allowed by way of relief from corporation tax.

142 The Company has received and/or paid all payments due to it and/or due from it under any arrangement or agreement made by it for the surrender of group relief.

143 No notice has been given under section 102(2) Finance Act 1989 (surrender of company tax refund within group) by the Company.

144 The Company has made all the necessary elections pursuant to section 171A TCGA (notional transfers within a group) and the Disclosure Letter contains particulars of all such elections made under section 171A TCGA.

TRANSFER PRICING

145 No transactions or arrangements involving the Company have taken place or are in existence which are such that the provisions of section 770, 770A or schedule 28AA ICTA or equivalent legislation or legal principles in any other jurisdiction have been or could be applied thereto. The Company is not nor has it been, involved in any correspondence, enquiry or dispute in any jurisdiction concerning the adjustment of profits of associated enterprises for taxation purposes.

STAMP DUTY

146 All documents in the possession of the Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped. The Company does not own any interest in UK land or buildings which is evidenced by an uncompleted contract.

STAMP DUTY LAND TAX

147 The Company has paid all stamp duty land tax which it is liable to pay and has made all land transaction returns it is obliged to make within 30 days of the effective date of the transaction.

STAMP TAXES - GROUPS

148 The Company has not made any claim for relief or exemption under section 42 Finance Act 1930, section 76 Finance Act 1986, section 151 Finance Act 1995 or stamp duty land tax under schedule 7 Finance Act 2003 in respect of any interest in UK land or buildings which was transferred or granted to it at any time within the last six years.

TAX AVOIDANCE

149 The Company has not entered into any transaction or series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance or reduction of a Taxation liability on the part of the Company or for which there was no commercial purpose.

INTANGIBLE ASSETS

150 No debits or credits would arise for the Company pursuant to schedule 29 Finance Act 2002 if any intangible fixed asset of the Company was disposed of for a consideration equal to the book value shown in or adopted for the purpose of the Accounts.

VAT

151 The Company is a taxable person registered for the purposes of VAT and its registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs.

152  The Company:

     (A) has not agreed any special method of attributing, accounting or otherwise in relation to VAT with H.M. Revenue & Customs;

     (B) does not own any capital items which are subject to Part XV of the Value Added Tax (General) Regulations 1995; and

     (C) does not own any land or buildings (including any interest in or right over any land or buildings) in respect of which it or a relevant associate (within the meaning of paragraph 3(7) of Schedule 10 to VATA) of it has made an election to waive exemption pursuant to paragraph 2 Schedule 10 VATA.

NON UK TAXES

153 Paragraphs 1 to 33 above shall apply mutatis mutandis in relation to Tax outside the United Kingdom and accordingly any reference in those paragraphs to any form of Tax or Relief or any statutory provision relating to Tax in the United Kingdom shall be deemed to include a reference to the equivalent or substantially equivalent form of

     Tax or Relief or statutory provision relating to Tax in any other relevant taxing jurisdiction.

154 Neither the Seller nor any member of the Seller's group has 'checked the box' for the purposes of United States income tax.

                             PART 5 - ENVIRONMENTAL

DEFINITIONS

'ENVIRONMENTAL LICENCES'   means any permit, licence, authorisation, consent or
                           other approval required by any Environmental Law at
                           the date of this Agreement for the operation of the
                           business as carried on by the Company at the Real
                           Property;

'HAZARDOUS MATERIAL'       means any waste, effluent, pollutant, contaminant or
                           other substance which alone or in combination with
                           others is capable of causing harm or damage to the
                           Environment.

155 The Company holds and is in compliance in all material respects with all Environmental Licences which are necessary for the purpose of carrying on its business as carried on at the date of this Agreement and all such Environmental Licences are in full force and effect.

156 Neither the Company nor any of its officers, agents or employees (during the course of their duties) has done or omitted to do any act or thing which contravenes to a material extent Environmental Law and the Company has not received any written notice which is outstanding at the date of this Agreement stating that a breach of Environmental Law has occurred.

157 The Company has not received any written notification, nor is it aware that any such notification is likely to be issued prior to Completion, that any material Environmental Licence (other than those already obtained by the Company) will be required under

     Environmental Law within six months from the date of this Agreement to enable the Company to continue its business as at present carried on.

158 No application by the Company for, or to surrender, transfer or vary the terms of, any Environmental Licence is pending or has been refused for any reason.

159 So far as the Seller is aware, there has not been any release of any Hazardous Material on the Real Property or on any other property or into the Environment as a result of any act or omission of the Company.

                         PART 6 - INTELLECTUAL PROPERTY

DEFINITIONS

'BUSINESS INTELLECTUAL            means the Intellectual Property which prior to
PROPERTY'                         Completion is used in connection with the
                                  business of the Company;

'INTELLECTUAL PROPERTY'           means all intellectual property rights,
                                  including (without limitation) patents,
                                  supplementary protection certificates, petty
                                  patents, utility models, Trade Marks, database
                                  rights, rights in designs, copyrights and
                                  topography rights (whether or not any of these
                                  rights are registered, and including
                                  applications and the right to apply for
                                  registration of any such rights) and all
                                  inventions, know-how, trade secrets,
                                  techniques and confidential information,
                                  customer and supplier lists and other
                                  proprietary knowledge and information, and all
                                  rights and forms of protection of a similar
                                  nature or having equivalent or similar effect
                                  to any of these which may subsist anywhere in
                                  the world, in each case for their full term,
                                  and together with any renewals or extensions
                                  but in all cases excluding all and any rights
                                  in or to use computer software;

'LICENCE'                         means any licence, permission or consent in
                                  respect of the use of any Intellectual
                                  Property (including any unwritten and/or
                                  informal licensing arrangement); and

'TRADE MARKS'                     means those business names, domain names,
                                  registered and unregistered trade marks and
                                  applications for registration of any of the
                                  foregoing.

OWNERSHIP

160 The Company is either the sole legal and beneficial owner of the Business Intellectual Property, or the Company has a valid Licence to use all Business Intellectual Property which it uses and material particulars or copies of all such Licences are disclosed in or attached to the Disclosure Letter.

161 The sale of the Shares to the Buyer does not constitute a default under the provisions of any Licence under which the Company enjoys rights or by which it is legally bound and does not entitle, in accordance with its terms, any party to any such Licence to be released in accordance with the terms of that licence from any of that party's contractual obligations

162 The only names used by the Company as business names under which it carries on its business are the Business Names and its corporate name.

163 The Company has not registered in its name any Trade Marks or other Intellectual Property and there are no outstanding applications on the part of the Company to register the same.

LICENCES

164 Save for licences (express or implied) from customers for the purpose of the Company's manufacture of CD's for those customers, the only Licences held by or on behalf of the Company immediately prior to the date hereof are the Deluxe Trade Mark Licence, the patent licence agreement for non-standard multi-session CD audio discs referred to at document E3 in the Index and the CD disc patent licence agreement referred to at document E1 in the Index.

165 The Intellectual Property owned by the Company or used by the Company pursuant to a Licence comprises in all material respects all the Intellectual Property necessary to carry on the business as conducted by it immediately prior to the date of this Agreement.

166 So far as the Seller is aware, no party to any Licence which is material to the conduct of the Company's business as carried on immediately prior to the date of this Agreement is in breach of it, and the Company has not received notice of breach or termination of any such Licence.

INFRINGEMENTS

167 No activities, products, services or processes of the Company (or any licensee under any Licence granted by the Company) or, so far as the Seller is aware, the Business Intellectual Property infringe any Intellectual Property of a third party or involve the unlicensed use of a third party's confidential information or give rise to liability to pay compensation.

168 As far as the Seller is aware, the Company has not disclosed (except in the ordinary course of business or subject to a binding confidentiality agreement) any commercially sensitive confidential information or know-how owned by the Company other than to members of the Seller's Group.

CONFIDENTIAL INFORMATION AND KNOW HOW

169 The Company has at all times kept confidential all confidential information in respect of the Company's customers the disclosure of which might cause loss or damage to or adversely affect the Company.

CLAIMS

170 No claims, disputes or proceedings in respect of Business Intellectual Property have been settled in the period of two years ending on the date of this Agreement or so far as the Seller is aware are current, pending or threatened.

                         PART 7 - INFORMATION TECHNOLOGY

DEFINITIONS

'DEVELOPED SOFTWARE'             means all computer programs owned by a third
                                 party which are designed, written or developed
                                 specifically for the use of the Company;

'HARDWARE'                       means all information technology,
                                 telecommunications, network and peripheral
                                 equipment used by or on behalf of the Company;

'INTELLECTUAL PROPERTY'          has the same meaning as in part 6 of this
                                 Schedule;

'IT SYSTEMS'                     means all Hardware and Software used by or on
                                 behalf of the Company;

'PACKAGE SOFTWARE'               means all computer programs owned by a third
                                 party which are used by or on behalf of the
                                 Company excluding any Developed Software;

'PROPRIETARY SOFTWARE'           means all computer programs designed, written
                                 or developed specifically for the use of the
                                 Company excluding any Developed Software;

'SOFTWARE'                       means all Developed Software, Package Software
                                 and Proprietary Software; and

'SOURCE CODE'                    means a version of the relevant Software in the
                                 language in which it was programmed (including
                                 all programmers' comments) together with all
                                 related manuals, documentation, working papers,
                                 diagrams, charts, data and other information in
                                 an accessible and readable format which are
                                 necessary or reasonably desirable to enable a
                                 reasonably skilled programmer to understand,

                                 modify, correct, maintain, support and
                                 replicate the Software without the assistance of a third party.

THE HARDWARE

171 The Company owns or is permitted under agreement to use the Hardware. The Disclosure Letter contains a list of all such agreements and copies of all material such agreements.

DEVELOPED SOFTWARE AND PACKAGE SOFTWARE

172 The Company is licensed to use the Developed Software and the Package Software. The Disclosure Letter contains a list of all such licences and copies of all material such licences.

SOURCE CODE

173 The Company is not a party to any agreements in respect of the deposit of Source Code in escrow in relation to the Developed Software.

PROPRIETARY SOFTWARE

174  The Disclosure Letter contains material details of the Proprietary
     Software.

175 The Company owns and has in its possession all Proprietary Software and all Source Code relating to the Proprietary Software.

176 So far as the Seller is aware, the Proprietary Software does not contain any embedded software in which the Intellectual Property is owned by a third party nor is any licence of third party software required in order to use the Proprietary Software.

ADEQUACY OF IT SYSTEMS

177 The IT Systems are the only information technology systems required by the Company to carry on its business and all the IT Systems are in the possession of the Company. No third party provides any part of the IT Systems under any outsourcing, application service provider, hosting or similar arrangement. None of the IT Systems are provided to the Company by the Seller or any member of the Seller's Group.

178 The IT Systems are adequate for the Company to carry on its business as carried out at the date of this Agreement.

OPERATION AND MAINTENANCE OF IT SYSTEMS

179 The IT Systems have in the two year period prior to the date of this Agreement been properly and regularly maintained and replaced. The Disclosure Letter contains a list of all maintenance and support agreements relating to the IT Systems and copies of all material such agreements.

180 There has been no material disruption or interruption to the business of the Company in the two year period ending on the date of this Agreement due to failures, bugs or breakdowns of the IT Systems or any part of them and so far as the Seller is aware there are no circumstances which may give rise to such a disruption or interruption.

SECURITY OF IT SYSTEMS

181  The Company implements, maintains and keeps up-to-date:

     (A) reasonable industry-standard physical and logical security processes and software to protect the IT Systems and any information held on them;

     (B) reasonable industry-standard procedures to prevent unauthorised access or the introduction of viruses or similar destructive code;

     (C) reasonable industry-standard procedures for the taking and storing on-site and off-site of back-up copies of the Software and any data held on the IT Systems; and

     (D) reasonable industry-standard back-up systems and disaster recovery systems and procedures intended to enable the Company to continue to function without any material disruption or interruption in the event of a failure, bug or breakdown of any part of the IT Systems or the destruction, corruption or loss of access to any of the data held on the IT Systems.

     The processes, procedures, software and systems mentioned in this paragraph are 'reasonable' in the sense that they involve a balance between the level of security appropriate to the data being processed, convenience of use, and cost.

DISPUTES

182 So far as the Seller is aware, no party is in breach of the terms of any agreement or licence relating to the IT Systems.

183 There are no on-going disputes regarding the operation or performance of the IT Systems.

                                   SCHEDULE 6

                           LIMITATIONS AND EXCLUSIONS

INTERPRETATION AND APPLICATION

1 In this Schedule 'CLAIM' means a claim under the Warranties other than a claim in respect of the Tax Warranties. The provisions of the Tax Covenant shall apply to limit or exclude the liability of the Seller under the Tax Warranties.

FRAUD

2 The limitations and exclusions set out in this Schedule shall not apply to the Seller in relation to any Claim which arises or, to the extent to which any Claim arises, to the increase in the amount of the Claim, as a consequence of fraud by the Seller, any member of the Seller's Group, or any officer, director or employee of the Seller.

TIME LIMIT FOR MAKING CLAIMS

3 The Seller shall not be liable for a Claim unless and except to the extent that -

     (A) the Buyer gives to the Seller written notification of the particulars of the Claim in reasonable detail (including the amount claimed) before 31st May 2008;

     (B) liability for the Claim is accepted by the Seller in writing or court proceedings in accordance with this Agreement in respect of the Claim are instituted and duly served in either case within 180 days from the date of notification of the Claim under paragraph 3(a).

     Time shall be of the essence for the purpose of this paragraph.

EXCLUSION OF SMALL CLAIMS

4 The Seller shall not be liable for a Claim unless the amount payable in respect of that Claim -

     (A)  individually exceeds L5,000 (five thousand pounds); and

     (B) in aggregate exceeds L50,000 (fifty thousand pounds) when added to the amount which is payable in respect of every other Claim which exceeds the individual claims threshold in paragraph 4(a), in which case the Seller may be liable for the full amount of the Claim and not just the excess above L50,000 (fifty thousand pounds).

5 For the purpose of determining the amount of the Claim in paragraphs 4(a) and (b), no account will be taken of any amount for which the Seller has no liability by virtue of any other paragraph of this Schedule and, subject thereto, the amount of the Claim shall be taken as being the amount agreed or finally determined to be payable in respect of that Claim.

BUYER'S KNOWLEDGE

6 The Seller shall not be liable for a Claim in respect of any matter of which the Buyer has actual knowledge at the date of this Agreement and the Buyer shall be deemed to have actual knowledge of all matters which are to be regarded as disclosed in accordance with clause 8.2. For the purposes of this paragraph 6, actual knowledge of the Buyer shall be the actual knowledge of Roger Morgan, Clarke Bailey and Matthew Behrent.

OTHER LIMITATIONS OF LIABILITY

7    The Seller shall not be liable for any Claim -

     (A) which arises in respect of any breach of Warranty which is capable of remedy except to the extent that the relevant breach remains unremedied after the expiry of 30 days following receipt by the Seller of a written notice from the Buyer giving reasonable particulars of the relevant breach;

     (B) to the extent of any amount which is allowed for, provided against, reserved for or otherwise taken into account in the Accounts, the calculation of the

          Consideration, the Completion Accounts or the Consideration Adjustment Statement or of which details in relation to the liability to which the Claim relates are given in a note to the Accounts or the Completion Accounts or to the extent that the subject matter of the Claim is otherwise taken into account in determining the Consideration or an adjustment to the consideration for the Shares in accordance with clause 5.2;

     (C) to the extent that the Claim would arise or the amount of the Claim would be increased as a result of -

          (I)  the enactment of any legislation;

          (II) the introduction of any new regulatory requirement or any new requirement of any administrative or regulatory body;

          (III) a judgment or change in the interpretation or application of any law, regulation or of any ruling or practice of any regulatory or administrative authority (including Tax authorities);

          (IV) a change in the basis or method of calculation of Tax; or

          (V) the amendment, modification or withdrawal of any concession, exemption or other treatment previously made available;

          in each case made or coming into force or effect after the date of this Agreement;

     (D) if claims lie under both the Warranties and the Tax Covenant in respect of the same matter, to the extent that the claim under the Tax Covenant has been satisfied;

     (E) to the extent that the liability to which the Claim relates is attributable to any act, omission, transaction or arrangement of -

          (I) the Buyer's Group (excluding the Company) before or after Completion; and/or

          (II) the Company (or persons deriving title from it) that was done, occurred, was effected or made after Completion (excluding any act, omission, transaction or arrangement pursuant to a legally binding obligation entered into by the Company prior to Completion and any act, omission, transaction or arrangement which is within the ordinary course of business of the Company as carried on immediately prior to Completion); or

     (F) to the extent that the Buyer's Group is entitled to claim under any insurance policy or contract against the loss or damage suffered as a result of the circumstances giving rise to the Claim.

8    The amount of the Seller's liability for any Claim shall be reduced by -

     (A) the amount, if any, by which any Tax for which the Buyer's Group would be liable but for the circumstances giving rise to the Claim is reduced or extinguished by reason of the circumstances giving rise to the Claim; and

     (B) any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the Buyer's Group (otherwise than from another of those companies) in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum, and if the Seller has paid to the Buyer any amount in respect of the Claim before the recovery of that sum, the Buyer shall repay to it, or procure the repayment to it of, the amount by which his liability is so reduced.

9 The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss or matter under this Agreement and/or the Tax Covenant.

10 If the Claim arises in connection with a liability of the Company which, at the time at which the Claim is notified to the Seller, is contingent then the Seller will have no obligation to make any payment to the Buyer in respect of that breach unless and until such time as the contingent liability ceases to be contingent and becomes an actual liability. So long as any Claim arising by reason of a contingent liability shall have been notified to the Seller in accordance with paragraph 3(a), then paragraph 3(b) shall be amended in relation to such Claim so as to require that liability for the Claim be accepted by the Seller in writing or court proceedings in respect of the Claim be instituted and duly served within 180 days from the date on which the said liability ceases to be contingent.

PROCEDURE FOR MAKING A CLAIM

11 If the Buyer or any member of the Buyer's Group becomes aware of any matter which gives or might give rise to a Claim -

     (A) the Buyer's Group shall as soon as reasonably practicable inform the Seller of such matter and shall consult with the Seller where reasonably possible before making any admission of liability in connection with the matter and the Buyer's Group shall at all times act in good faith in dealing with any such matter or making any admission of liability;

     (B) subject to it being indemnified to its reasonable satisfaction against all costs and expenses which might be incurred by it and which it would not otherwise incur, the Buyer's Group shall take all such steps as the Seller may reasonably request in relation to the matter and which the Buyer's Group shall consider reasonable in the circumstances (provided always that the Buyer's Group shall not be required to take any step in relation to any customer contract or which would have an adverse effect on its business or reputation); and

     (C) the Buyer shall give written notice to the Seller as soon as reasonably practicable specifying (1) the matter in reasonable detail and enclosing copies of all documents in the possession or under the control of the Buyer's Group so far as they relate to that matter, (2) the Warranties which have or which are likely to have been breached, (3) its best estimate of the amount of the Claim and shall continue to inform and consult the Seller (and will consider taking into account the Seller's reasonable suggestions) in relation to material developments in relation to such matter.

     The Buyer shall procure that each member of the Buyer's Group complies with this paragraph.

12 The Buyer shall procure that the Buyer's Group shall take all reasonable steps to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Claim.

                                   SCHEDULE 7

                                   COMPETITION

                             PART 1 - INTERPRETATION

1    In this Schedule -

     'RESTRICTED BUSINESS' means the business of the Company as carried on at Completion of replicating audio compact discs ('CDS') and CD-Roms for rights owners (excluding for the avoidance of doubt the replication of DVDs and the distribution and packaging of VHS cassettes, CDs, DVDs and CD-Roms); and

     'RESTRICTED TERRITORY' means Great Britain.

                              PART 2 - RESTRICTIONS

2 Except as provided in part 3 of this Schedule, the Seller will not, and every member for the time being of the Seller's Group will not, directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant or agent in any other capacity -

     (A) for a period of 3 years from the date of Completion within the Restricted Territory carry on any Restricted Business; and

     (B) for a period of 3 years from the date of Completion within the Restricted Territory and to the detriment of the Restricted Business, solicit away from the Company any of its employees as at Completion, or induce or endeavour to induce any of the Company's employees as at Completion to leave their position at the Company, whether or not that person would commit a breach of his contract by so leaving (save as a result of general recruitment advertising). In addition, as consideration for the Seller and Rank entering the TSA the Buyer undertakes to the Seller and Rank (each for the benefit of itself and as trustee for the benefit of each member of the Seller's Group) that the Buyer will not, and every member for the time being of the Buyer's Group will not, directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant, agent or in any other capacity for a period of 1 year from the date of Completion within the Restricted Territory and to the detriment of the Deluxe Group, solicit away from any member of the Deluxe Group (excluding the Company) any of its employees as at Completion or any other of its employees involved from time to time in the provision of services under the TSA or this Agreement to leave their position at the Deluxe Group, whether or not that person would commit a breach of his contract by so leaving (save as a result of general recruitment advertising).

3 For a period of 3 years from the date of Completion, the Seller shall not disclose or use any confidential information or trade secrets which belong to and relate exclusively to the Company or any of its customers or suppliers to the detriment of the Restricted Business. This paragraph shall not apply to -

     (A) confidential information or trade secrets under a legal obligation involuntarily incurred or if required by the law of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that in any such case, the Seller shall take all such steps as may be reasonable and practicable in the circumstances to consult with the Buyer before the relevant disclosure is made and shall take into account the Buyer's reasonable comments;

     (B) any confidential information or trade secret which is or becomes part of the public domain without breach of this paragraph or paragraph 4; or

     (C) confidential information or trade secrets disclosed to any other member of the Seller's Group or by any professional advisers of the Seller to any other member of the Seller's Group.

4 The Seller shall ensure that no member of the Seller's Group from time to time takes or omits to take any action which, if taken or omitted by the Seller, would constitute a breach of paragraph 2 or 3 and the Buyer shall ensure that no member of the Buyer's Group from time to time takes or omits to take any action which, if taken or omitted by the Buyer, would constitute a breach of paragraph 2.

5 Since the Seller has confidential information relating to the Company and a detailed awareness of the Company's customer connections, and since the purchase price payable for the Share has been calculated on the basis that the Seller would assume the obligations set out in this Schedule 7, the parties acknowledge that each of those obligations is reasonable as to subject matter, area and duration and is necessary to protect the Buyer's legitimate interest in the goodwill of the Company. The parties acknowledge that the obligations on the Buyer in this Schedule 7 are reasonable as to subject matter, area and duration and are necessary to protect the goodwill and interests of the Seller's Group.

6 Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer and the Seller shall each be entitled to seek injunctive or other equitable relief in relation to any breach of paragraphs 2 and 3, it being acknowledged that an award of damages might not be an adequate remedy in the event of such a breach.

7 While the restrictions in this Schedule 7 are considered by the parties to be reasonable in all the circumstances it is agreed that if any provision of this Schedule 7 is found by any court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the goodwill of the Company or of the Seller's Group, as relevant, but would be adjudged reasonable if any part of the wording of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.

8 Each of the Seller and the Buyer acknowledges that it has entered into this Agreement on an arm's length basis and that it has taken independent legal advice in so doing.

9    Each of the obligations assumed by the Seller and the Buyer in this
     Schedule 7 is separate and severable and shall be construed and be enforceable independently of the others, and is assumed without prejudice to any other obligation of the Seller or the Buyer implied at law or in equity.

                               PART 3 - EXEMPTION

10 Nothing contained in part 2 of this Schedule shall prevent any member of the Seller's Group or the Buyer's Group from -

     (A) issuing any general recruitment advertising or employing any person whose employment with the Company or the Seller's Group is being or has been terminated; or

     (B) acquiring and retaining any business or the shares or other securities of any undertaking if -

          (I) not more than 15% of that business or that undertaking's business is a Restricted Business; and

          (II) the principal reason for doing so is not the acquisition of an interest in a Restricted Business.

11 For the avoidance of doubt nothing contained in this Schedule 7 shall apply to any company or business once it has ceased to be a member of, or owned by, a subsidiary undertaking of The Rank Group Plc.

                                   SCHEDULE 8

                          PRO FORMA COMPLETION ACCOUNTS

     (1)                               (2)                                           (3)
Account code                   Account description                  Included in Working Capital? (YES/NO)
------------                   -------------------                  -------------------------------------
   103000      Fixed Assets Cost Control                                             NO
   104000      Fixed Assets Depreciation Control                                     NO

               FIXED ASSETS
   201100      Raw Material Stock                                                    YES
   201150      Provision Obsolete Raw Material Stock                                 YES
   201300      W.I.P. Stock                                                          YES
   201400      Finished Stock                                                        YES
   201500      Maintenance Stock                                                     YES
   201550      Provision Obsolete Maintenance Stock                                  YES
   201600      Printed Matter Stock                                                  YES
   201650      Provision Obsolete Printed Matter Stock                               YES
   201700      Goods In Transit                                                      YES
   202100      Thirds Trade Debtors                                                  YES
   202120      Bad Debt Provision Specific                                           YES
   202130      Debtor Credits                                                        YES
   202140      Sales Provision Control                                               YES
   202200      Intercompany Trade Debtors                                            NO
   202202      Intercompany Debtor Accrual                                           NO
   202303      Deferred Tax Others Provision                                         YES
   203100      Prepayments                                                           YES
   203150      Third Party Print Revenue Accrual,                                    YES
   204110      Petty Cash Sterling                                                   NO
   204120      Petty Cash Currency                                                   NO

               CURRENT ASSETS
   302100      Third Trade Creditor                                                  YES
   302102      Thirds Creditor Accl                                                  YES
   302103      PAYE/NIC Creditor                                                     YES
   302104      Pensions Creditor                                                     YES
   302105      Payroll Control                                                       YES
   302200      Intco Trade Creditor                                                  NO
   302202      Intco Creditor Accl                                                   NO
   302210      Interco Creditor Provision(items not on statement)                    NO
   302303      Vehicle Lease Creditor                                                NO
   302320      U-Select Lease Creditor,                                              NO
   302400      Corpor Tax Creditor                                                   NO
   303000      Accruals Control                                                      YES
   303940      Un Gain/loss Contra                                                   YES
   304900      Customs & Excise                                                      YES

               CURRENT LIABILITIES
   401000      Equity                                                                NO
   402000      Retained Earnings                                                     NO
   405900      Deluxe Loan Account Accrual                                           NO

   408000      HSBC Sterling Account                                                 NO
   408010      HSBC US Dollar Account                                                NO
   408015      HSBC Euro Account                                                     NO
   408030      Rank Loan Account                                                     NO
   408040      Deluxe Media Services Loan Account                                    NO

                                   SCHEDULE 9

                          SCHEDULE OF ESTIMATED AMOUNTS

Intra Group Payables                     L  888,996
Intra Group Receivables                  L   80,179
Third Party Financial Debt               L    6,048
Estimated Working Capital                L6,666,667
Cash included in Initial Consideration   L        0

                                   SCHEDULE 10

                                   GUARANTEES

1 Guarantee of tenant covenants under the lease of buildings E, EZ, F and FZ contained in a Deed of Release and Substitution of New Guarantor dated 27th January 2004.

2    Guarantee in Universal manufacturing and supply agreement dated 28th March
     2002.

EXECUTED AND DELIVERED AS A DEED   )
of DGMS BLACKBURN HOLDINGS LIMITED )
acting by -                        ) -------------------------------------------
                                     Director


                                     -------------------------------------------
                                     Director/Secretary

EXECUTED AND DELIVERED AS A DEED   )
of EDC UK HOLDINGS LIMITED         )
acting by -                        ) -------------------------------------------
                                     Director


                                     -------------------------------------------
                                     Director/Secretary

EXECUTED AND DELIVERED AS A DEED   )
of ENTERTAINMENT DISTRIBUTION      )
COMPANY, LLC                       )
acting by -                        ) -------------------------------------------
                                     Director


                                     -------------------------------------------
                                     Director/Secretary

EXECUTED AND DELIVERED AS A DEED   )
of GLENAYRE ELECTRONICS, INC.      )
acting by -                        ) -------------------------------------------
                                     Director


                                     -------------------------------------------
                                     Director/Secretary

EXECUTED AND DELIVERED AS A DEED   )
of RANK LEISURE HOLDINGS LIMITED   )
acting by -                        ) -------------------------------------------
                                     Director


                                     -------------------------------------------
                                     Director/Secretary